EXHIBIT 10.4

MEMORANDUM OF UNDERSTANDING

by and among

Veracyte, Inc.

and

MI 3 SA
SHAM Innovation Santé
BNP Paribas Développement
Sofipaca
FPCI PSIM
FIP Amundi France Développement 2015
FIP Amundi France Développement 4
Quest for Growth
Philis
Vincent Fert
Stéphane Debono
Tabodar
Corinne Danan
Fabienne Hermitte
Jerome Galon

June 1, 2021

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MEMORANDUM OF UNDERSTANDING dated June 1, 2021 (the Agreement)
AMONG
(1)    Veracyte, Inc., a Delaware corporation, whose registered office is located at 6000 Shoreline Court, Suite 300, South San Francisco, CA 94080;
(the Buyer)
(2)    MI 3 SA, a société anonyme organized under the laws of Luxembourg, whose registered office is at 3 boulevard Royal, L-2449 Luxembourg, registered with the Trade and Companies Registry under number B 163 536 RCS Luxembourg;
(3)    SHAM Innovation Santé, a societé par actions simplifiée organized under the laws of France, whose registered office is at 18, rue Edouard Rochet, 69088 Lyon, registered with the Trade and Companies Registry under number 801 985 995 RCS Lyon;
(4)    BNP Paribas Développement, a société anonyme organized under the laws of France, whose registered office is at 1, boulevard Haussmann, 75009 Paris, registered with the Trade and Companies Registry under number 348 540 592 RCS Paris;
(5)    Sofipaca, a société anonyme organized under the laws of France, whose registered office is at 25 chemin des Trois Cyprès, 13097 Aix-en-Provence, registered with the Trade and Companies Registry under number 327 785 614 RCS Aix-en-Provence;
(6)    FPCI PSIM, a fonds professionnel de capital investissement organized under the laws of France, represented by Bpifrance Investissement, a société par actions simplifiée organized under the laws of France whose registered office is at 27/31 avenue du Général Leclerc, 94710 Maisons-Alfort, registered with the Trade and Companies Registry under number 433 975 224 RCS Créteil;
(7)    FIP Amundi France Développement 2015, a fonds d'investissement de proximité organized under the laws of France, represented by Amundi Private Equity Funds, a société anonyme organized under the laws of France whose registered office is at 90 boulevard Pasteur, 75015 Paris, registered with the Trade and Companies Registry under number 422 333 575 RCS Paris;
(8)    FIP Amundi France Développement 4, a fonds d'investissement de proximité organized under the laws of France, represented by Amundi Private Equity Funds, a société anonyme organized under the laws of France whose registered office is at 90 boulevard Pasteur, 75015 Paris, registered with the Trade and Companies Registry under number 422 333 575 RCS Paris;
(9)    Quest for Growth, a société anonyme d'investissement public sous forme privée organized under the laws of Belgium, whose registered office is at Lei 19/3, 3000 Leuven (Belgium), registered with the Trade and Companies Registry under number 0463.541.422 RCS Leuven, represented by Capricorn Partners;
(10)    Philis, a société à responsabilité limitée organized under the laws of France, whose registered office is located at 16, rue Georges Saint Martin, 13007 Marseille, registered with the Trade and Companies Registry under number 533 408 282 RCS Marseille;
(11)    Vincent Fert, a French citizen, born on April 13, 1959 at Nyons and residing at 16 rue Saint Martin, 13007 Marseille;
(12)    Stéphane Debono, a French citizen, born on July 30, 1975 at Castres and residing at 21 impasse d'Or, 13010 Marseille;

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(13)    Tabodar, a société par actions simplifiée organized under the laws of France, whose registered office is located 4, avenue du Stade de Coubertin, 92100 Boulogne-Billancourt, registered with the Trade and Companies Registry under number 804 938 108 RCS Nanterre;
(14)    Corinne Danan, a French citizen, born on August 11, 1961 at Boulogne-Billancourt and residing at 4 avenue du stade de Coubertin, 92100 Boulogne-Billancourt;
(15)    Fabienne Hermitte, a French citizen, born on February 10, 1972 at Toulon and residing at 9 chemin du Cantounet, 13600 Ceyreste;
(16)    Jerome Galon, a French citizen, born on February 6, 1967 at Besançon and residing at 23 boulevard Suchet, 75016 Paris;
(the above Parties from (10) to (16), acting severally but not jointly (conjointement et non solidairement), being hereinafter referred to individually as the Management Shareholder and collectively as the Management Shareholders; it being further specified that Philis and Vincent Fert are acting severally and jointly (conjointement et solidairement) and Tabodar and Corinne Danan are acting severally and jointly (conjointement et solidairement))
(the above Parties from (2) to (9), acting severally but not jointly (conjointement et non solidairement) and the Management Shareholders, acting severally but not jointly (conjointement et non solidairement), being hereinafter referred to individually as a Shareholder and collectively as the Shareholders)
Buyer and the Shareholders are hereinafter referred to individually as a “Party” and collectively as the “Parties”. The Shareholders are acting together severally (conjointement mais non solidairement).
PREAMBLE
(a)    The Shareholders and Buyer are contemplating to enter into a securities purchase and contribution agreement substantially in the form of the draft attached hereto under Schedule 1 (the SPA) relating to the proposed acquisition by Buyer of 100% of the share capital and voting rights of HalioDx, a société par actions simplifiée incorporated in France whose registered office is Parc Scientifique de Luminy, 163 avenue de Luminy, Luminy Biotech Entreprises, 13288 Marseilles (9ème), registered with the Trade and Companies Registry under number 805 269 271 RCS Marseilles (the Company) (the Proposed Acquisition).
(b)    The Parties acknowledge that before the Shareholders are in a position to take any decision to sell the Company, and Buyer to acquire the Company and consummate the Proposed Acquisition, the works’ council (comité social et économique) of the Company (the Works’ Council) must be informed and consulted in connection with the Proposed Acquisition (the Consultation Process).
(c)    Capitalized terms used in this memorandum of understanding (the Agreement) and not defined herein, if any, shall have the respective meanings given to them in the SPA. The provisions of Clauses 13 (Sellers Representative), 17 (Entire Agreement), 18 (Waiver and Variation), 19 (Severability), 21 (Notices), 22 (Costs) of the SPA shall be incorporated in this Agreement as if set out herein and shall apply mutatis mutandis as if references in those articles to the "Agreement", "Parties", the "date hereof" (or similar expressions), "Sellers" or "Sellers Representative" were respectively to this Agreement, the parties hereto, the date hereof, the Shareholders and the Shareholders Representative.

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1.    CONSULTATION PROCESS
(a)    Initiation of the Consultation Process. The Management Shareholders agree and undertake to cause the Consultation Process to be initiated promptly after the date hereof and in any event to hold a first meeting of the Works' Council no later than ten Business Days after the date hereof and to use their best efforts to obtain an opinion from the Works' Council in relation to the Proposed Acquisition in accordance with applicable Laws as soon as reasonably practicable following the date on which the Consultation Process has been initiated.
(b)    Completion of the Consultation Process. For the purpose of this Agreement, the Consultation Process shall be deemed completed on the earlier of (i) the date of the meeting during which, following its information and consultation in accordance with the French Labor Code, the Works’ Council will have delivered an express opinion regarding the Proposed Acquisition or (ii) failing an express opinion from the Works’ Council, the date on which the Works’ Council will be deemed to have rendered a final opinion pursuant to applicable Laws (the Consultation Completion Date).
(c)    Cooperation with Buyer. The Management Shareholders undertake to keep Buyer regularly informed of the status of the Consultation Process and to promptly provide Buyer with a true copy of the final opinion delivered by the Works' Council or, if such document does not exist at that time, a written statement under the Works' Council's chairman’s liability confirming that an opinion has been issued and the content of said opinion. In particular, the Management Shareholders undertake to:
(i)    keep Buyer informed in a timely manner of the progress of the Consultation Process and of any material issues arising therefrom;
(ii)    permit Buyer to review in advance any material written correspondence, notices and other communications (including the information document provided to the Works’ Council and any supporting materials) relating to Buyer and/or its future plans further to the Proposed Acquisition to be furnished or made available to the Works’ Council;
(iii)    take into account in good faith any reasonable comments that Buyer may make with respect to any such correspondence, notices and other communications and obtain Buyer’s prior written consent (not to be unreasonably withheld or delayed) to any items relating to Buyer;
(iv)    support in all respects the Proposed Acquisition throughout the Consultation Process; and
(v)    refrain from making any commitment or representation to the Works’ Council, including any commitment to proceed with modifications to any existing rights or obligations of the Company vis a vis their employees, modifications to the terms of the SPA or to the future business or operations of the Group, in each case, without the prior written consent of the Buyer.
(d)    Cooperation with the Shareholders. Buyer undertakes to co-operate with the Shareholders, with respect to the Consultation Process (including by providing the Shareholders and the Company with any document or information, which the Shareholders or the Works' Council would reasonably request).
(e)    The Parties will consult with each other and consider in good faith any issues and proposals in relation to the Proposed Acquisition that may be raised as part of the Consultation Process, provided however that neither Buyer nor the Shareholders shall be obliged to agree to any modification hereto or to the SPA or the transactions contemplated thereby.

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2.    EXECUTION OF THE SPA
(a)    Subject to paragraph (b) below, the Buyer hereby irrevocably undertakes to execute and deliver the SPA within ten Business Days after the date on which the Consultation Completion Date has been notified to the Buyer by the Sellers Representative, together with an original copy of the SPA executed by all the shareholders of the Company, and under these circumstances to be bound to acquire the Transferred Securities in accordance with the terms thereof (promesse unilatérale d'achat), unless this Agreement is terminated in accordance with its terms prior to such date. In the event the Works’ Council has delivered an opinion against or objecting the Proposed Acquisition (a Negative Opinion), the Shareholders and Buyer shall discuss in good faith to address the concerns expressed by the Works’ Council and give due consideration to any recommendations made by the Works’ Council in the Negative Opinion. Notwithstanding the generality of the foregoing, the Parties acknowledge and agree that no Person is under any obligation to agree to have any such concerns or recommendation made by the Works’ Councils in its Negative Opinion (if any) or otherwise addressed or reflected in the SPA.
(b)    Conditions to execution of the SPA. Notwithstanding anything to the contrary herein or otherwise, the obligations of the Buyer to execute and deliver the SPA is subject to there being no Authority enjoining (or seeking to enjoin) or prohibiting (or seeking to prohibit) or restraining (or seeking to restrain) the execution and delivery of the SPA by any Person.
3.    EXCLUSIVITY UNDERTAKING AND OTHER OBLIGATIONS
3.1    Exclusivity
(a)    As from the date hereof and until the earlier to occur of the (i) execution and delivery of the SPA by Buyer and all the shareholders of the Company (or failure by Buyer to execute and deliver the SPA in accordance with the terms of Clause 2(a)) and (ii) the end of a six-month period following the date hereof (the Exclusivity Period), the Shareholders shall not, directly or indirectly, including through their respective directors, executives, employees or advisors:
(i)    initiate or follow up any discussions or negotiations, or enter into any contract, with any person other than Buyer or its Affiliates, or solicit or encourage any third party, to acquire all or part of the share capital of any Group Companies and/or all or part of their assets, or to proceed with the merger, spin-off, contribution, business combination or any similar transaction involving any Group Company (a Competing Proposal); or
(ii)    furnish any information or afford access to the business, financial position, properties, assets or the books and records of the Group Companies to any person or entity other than Buyer in connection with a Competing Proposal;
(iii)    or more generally undertake any action which may jeopardize the completion of the Proposed Transaction.
it being agreed, for the avoidance of doubt, that nothing in the foregoing paragraph shall prevent the Shareholders during this Exclusivity Period from contacting, entering and/or pursuing their discussions with any manager, director, office or employee of the Group in respect with their management incentive package or investment in the Group only in connection with the Proposed Acquisition.
(b)    The Shareholders Representative represents and warrants that, prior to the date hereof, neither the Shareholders nor any of their Affiliates have entered into any binding arrangement or agreement, whether or not conditional, with any third party to effect any Competing Proposal.

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3.2    Interim Period
Until this Agreement has been terminated pursuant to its terms, as from the date hereof, the Parties agree to comply with the provisions of Clause 6.1 (Conduct of Business up to Completion) of the SPA, as if such provisions were set out in this Agreement.
4.    REGULATORY AUTHORIZATIONS
(a)    Buyer shall initiate the process to obtain the Foreign Investment Authorization, as soon as possible after the date hereof.
(b)    As from the date hereof, the Shareholders and Buyer shall comply with the provisions of Clause 4.3 the SPA as if such provisions had been set forth in full in this Agreement, mutatis mutandis, and any reference therein to “this Agreement” or to “the date hereof” (or a similar expression) shall be deemed to include a reference to this Agreement or the date hereof, respectively.
5.    REPRESENTATIONS & WARRANTIES
Buyer hereby gives the representations and warranties to the Shareholders provided in Clauses 9.1 (Organization; Authority), 9.4 (No Conflict of Violation) and 9.5 (Consent and Approvals) of the SPA and the Shareholders hereby give the representations and warranties to Buyer provided in sections 1.1 (Organization), 1.2 (Authorization), 1.3 (Conflict or Violation) and 1.4 (Consents and Approvals) of Exhibit B of the SPA, as if such provisions were set out herein and any reference therein to “this Agreement”, “the date hereof” (or a similar expression) or "Seller(s)" shall be deemed to include a reference to this Agreement, the date hereof or the Shareholder(s), respectively.
6.    ANNOUNCEMENT - CONFIDENTIALITY
(a)    Buyer and the Shareholders shall agree on the content and timing of circulation of the press release (or as many as they may further agree to in writing), which will be made after the date hereof.
(b)    Save for such press release or as may be required by Law, each Party agrees that this Agreement as well as its existence, contents and any information disclosed in connection with the matters contemplated herein fall under the mutual confidentiality agreement dated as of 18 May 2020 and thus are strictly confidential and shall not be disclosed to any person whatsoever without the prior written consent of the other Party hereto.
7.    DURATION AND TERMINATION
(a)    Automatic Termination. Unless otherwise provided herein, this Agreement shall terminate automatically upon the earlier of: (i) the execution of the SPA by all of the Parties hereto and any other shareholder of the Company, (ii) the eleventh Business Day following the Completion Consultation Date absent the notification to the Buyer by the Sellers Representative, together with an original copy of the SPA executed by all the shareholders of the Company and (iii) the expiry of a period of three months as from the date hereof.
(b)    Termination by Mutual Consent. This Agreement may be terminated by mutual consent of Buyer and the Shareholders Representative on behalf of the Shareholders.

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(c)    Termination by either Party. Buyer or the Shareholders may further decide to terminate this Agreement, by sending a notice to the Shareholders Representative or to Buyer, as applicable, at any time after the date on which:
(i)    the conditions precedent set forth in Clause 4.1 of the SPA are no longer capable of being satisfied or waived on or before the Longstop Date (subject to paragraph (ii) immediately below with respect to the condition precedent set forth in Clause 4.1(c) of the SPA); or
(ii)    any required Authority decides to deny the Foreign Investment Authorization; it being specified that, in such a case, the Buyer shall pay on demand to the Shareholders a break-up fee of 1,000,000 euros, within five (5) Business Days following the receipt of the notice delivered pursuant to this Clause 7(c), in the proportion for each Shareholder and to the bank accounts to be specified by the Shareholders Representative. In order to satisfy Buyer's internal policies, such notice shall include a copy of the SPA executed by all the shareholders of the Company, it being however acknowledged that, in such a case, the SPA shall have no force and effect. The Buyer acknowledges that such break-up fee is not a penalty (clause pénale), and hereby waives any claim in connection with the amount thereof. Such break-up fee shall be due without prejudice to any other rights or remedies that the Sellers may have against Buyer with respect to any breach by the Buyer under this Agreement (for the avoidance of doubt, upon execution of the SPA, the foregoing commitment to pay a break-up fee shall cease to apply, without prejudice to any break-up fee that may otherwise be due by the Buyer pursuant to Clause 5.1(a)(iv) of the SPA); or
(iii)    any Authority of competent jurisdiction has permanently enjoined or prohibited the consummation of the Proposed Acquisition pursuant to a final and non-appealable order or decision.
(d)    Effect of Termination. Upon any termination of this Agreement, this Agreement shall become void and each Party shall cease to be bound by the obligations applicable to it under this Agreement, provided that nothing herein shall release the liability of a Party to the other hereunder for any antecedent breach of its obligations hereunder and save for the provisions of Clause 3.1 (Exclusivity) which shall survive any termination of this Agreement unless such termination occurs under the circumstances set out in paragraph (b) and (c) above and the provisions of Clauses 6 (Announcement and Confidentiality), 7 (Duration and Termination) and 9 (Governing Law) which shall survive any termination of this Agreement.
(e)    Buyer confirms and agrees that its obligations under this promesse unilatérale d'achat, in particular its undertaking to execute and deliver the SPA, are governed by article 1124 of the French Civil Code, as a result of which Buyer has irrevocably given its consent to execute and deliver the SPA and acquire the Transferred Securities in accordance with the terms thereof, and subject to the conditions set out herein and in the SPA.
8.    ASSIGNMENT - ADHERENCE
(a)    This Agreement is personal to the Parties hereto. Accordingly, this Agreement and the benefits hereof may not be assigned by Buyer or the Shareholders or otherwise transferred to any other person without the prior consent of the other party.
(b)    Notwithstanding the foregoing, Buyer shall be entitled to assign its rights and obligations under this Agreement (in whole or in part) without the prior consent of any other party hereto to any direct or indirect wholly owned subsidiary of Buyer, provided that (i) notwithstanding any such assignment, Buyer shall remain liable for all of its obligations under this Agreement and under

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the SPA unless a prior discharge from the Shareholders Representative has been formally obtained, (ii) the assignment and the identity of the assignee shall be notified in writing to the Shareholders Representative as soon as practicable, (iii) such assignment shall have no adverse consequences for the Shareholders and shall not substantially affect the terms of this Agreement or the SPA (in particular with respect to the Foreign Investment Authorization or the Stock Portion of the Provisional Consideration which shall remain Veracyte, Inc. Common Stock) and (iv) the results of KYC performed by the Shareholders (with respect to which Buyer shall cooperate in relation thereto) in respect of such assignee are reasonably satisfactory to the Shareholders. In such case, any permitted assignee shall, in writing, acknowledge to the other Party that it assumes performance of such rights or obligation and shall adhere to this Agreement and shall be referred to as the Buyer.
9.    GOVERNING LAW
(a)    This Agreement and any contractual or non-contractual obligation arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, French law.
(b)    Each party further irrevocably waives (i) any right it may have under article 1186 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the Proposed Acquisition having terminated, lapsed or being ineffective for any reason whatsoever, and (ii) any right it may have under article 1195 of the French Civil Code and fully assumes any risk which may arise from any of the unforeseeable circumstances referred to under such article, and accordingly no termination, lapse or variation of this Agreement shall be permitted on the grounds of such provisions of the French Civil Code.
(c)    Each of the Parties expressly agree that this promesse unilatérale d'achat is subject to specific performance (exécution en nature) in accordance with the provisions of article 1221 of the French Civil Code (all Parties to this Agreement acknowledge that such specific performance is not impossible and will not create any clear disproportion between its cost for the defaulting Party and its interest for the non-defaulting Party).
(d)    All disputes arising out of or in connection with this Agreement (including without limitation with respect to the existence, validity, performance, termination and interpretation of this Agreement and any non-contractual obligation arising out of or in connection with this Agreement) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.
[rest of the page intentionally left blank – signature pages follow]

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[signature pages of the Memorandum of Understanding]

/s/ Bonnie Anderson	/s/ Philippe Dhamelincourt
Veracyte, Inc. By: Bonnie Anderson Chairman and CEO	M.I.3 S.A By: Philippe Dhamelincourt
/s/ Vincent Fert	/s/ Luc Pascal
Philis By: Vincent Fert	BNP Paribas Développement By: Luc Pascal
/s/ Vincent Fert	/s/ Olivier Martinez
Vincent Fert	FPCI PSIM By: Bpifrance Investissement, represented by Olivier Martinez
/s/ Corinne Danan	/s/ Jos B. Peeters Chairman Executive Committee
Tabodar By: Corinne Danan	Quest For Growth SA By: Capricorn Partners NV, represented by Jos B. Peeters
/s/ Corinne Danan	/s/ Romain Rouge
Corinne Danan	FIP Amundi France Développement 2015 By: Amundi Private Equity Funds, represented by Romain Rouge
/s/ Stéphane Debono	/s/ Romain Rouge
Stéphane Debono	FIP Amundi France Développement 4 By: Amundi Private Equity Funds, represented by Romain Rouge
/s/ Fabienne Hermitte	/s/ Bervin Bouani
Fabienne Hermitte	SHAM Innovation Santé By: Turenne Capital, represented by Bervin Bouani
/s/ Jérôme Galon	/s/ Florence Politi
Jérôme Galon	Sofipaca By: Florence Politi

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SCHEDULE 1
SPA

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draft for discussion purposes only
S&S comments | May 31, 2021

SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT
by and among
VERACYTE, INC.
and
MI 3 SA
SHAM Innovation Santé
BNP Paribas Développement
Sofipaca
FPCI PSIM
FIP Amundi France Développement 2015
FIP Amundi France Développement 4
Quest for Growth
Philis
Vincent Fert
Stéphane Debono
Tabodar
Corinne Danan
Fabienne Hermitte
Jerome Galon
Employees Sellers
Dated as of [●], 2021

i
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TABLE OF CONTENTS
CLAUSE    PAGE

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THIS AGREEMENT is made on [date]
BETWEEN
(1)    MI 3 SA, a société anonyme organized under the laws of Luxembourg, whose registered office is at 3 boulevard Royal, L-2449 Luxembourg, registered with the Trade and Companies Registry under number B 163 536 RCS Luxembourg;
(2)    SHAM Innovation Santé, a societé par actions simplifiée organized under the laws of France, whose registered office is at 18, rue Edouard Rochet, 69088 Lyon, registered with the Trade and Companies Registry under number 801 985 995 RCS Lyon;
(3)    BNP Paribas Développement, a société anonyme organized under the laws of France, whose registered office is at 1, boulevard Haussmann, 75009 Paris, registered with the Trade and Companies Registry under number 348 540 592 RCS Paris;
(4)    Sofipaca, a société anonyme organized under the laws of France, whose registered office is at 25 chemin des Trois Cyprès, 13097 Aix-en-Provence, registered with the Trade and Companies Registry under number 327 785 614 RCS Aix-en-Provence;
(5)    FPCI PSIM, a fonds professionnel de capital investissement organized under the laws of France, represented by Bpifrance Investissement, a société par actions simplifiée organized under the laws of France whose registered office is at 27/31 avenue du Général Leclerc, 94710 Maisons-Alfort, registered with the Trade and Companies Registry under number 433 975 224 RCS Créteil;
(6)    FIP Amundi France development 2015, a fonds d'investissement de proximité organized under the laws of France, represented by Amundi Private Equity Funds, a société anonyme organized under the laws of France whose registered office is at 90 boulevard Pasteur, 75015 Paris, registered with the Trade and Companies Registry under number 422 333 575 RCS Paris;
(7)    FIP Amundi France development 4, a fonds d'investissement de proximité organized under the laws of France, represented by Amundi Private Equity Funds, a société anonyme organized under the laws of France whose registered office is at 90 boulevard Pasteur, 75015 Paris, registered with the Trade and Companies Registry under number 422 333 575 RCS Paris;
(8)    Quest for Growth, a société anonyme d'investissement public sous forme privée organized under the laws of Belgium, whose registered office is at Lei 19/3, 3000 Leuven (Belgium), registered with the Trade and Companies Registry under number 0463.541.422 RCS Leuven, represented by Capricorn Partners;
(the above Parties from (1) to (8), acting severally but not jointly (conjointement et non solidairement) being hereinafter referred to individually as the Institutional Seller and collectively as the Institutional Sellers)
(9)    Philis, a société à responsabilité limitée organized under the laws of France, whose registered office is located at 16, rue Georges Saint Martin, 13007 Marseille, registered with the Trade and Companies Registry under number 533 408 282 RCS Marseille;
(10)    Vincent Fert, a French citizen, born on April 13, 1959 at Nyons and residing at 16 rue Saint Martin, 13007 Marseille;
(11)    Stéphane Debono, a French citizen, born on July 30, 1975 at Castres and residing at 21 impasse d'Or, 13010 Marseille;

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(12)    Tabodar, a société par actions simplifiée organized under the laws of France, whose registered office is located 4, avenue du Stade de Coubertin, 92100 Boulogne-Billancourt, registered with the Trade and Companies Registry under number 804 938 108 RCS Nanterre;
(13)    Corinne Danan, a French citizen, born on August 11, 1961 at Boulogne-Billancourt and residing at 4 avenue du stade de Coubertin, 92100 Boulogne-Billancourt;
(14)    Fabienne Hermitte, a French citizen, born on February 10, 1972 at Toulon and residing at 9 chemin du Cantounet, 13600 Ceyreste;
(15)    Jerome Galon, a French citizen, born on February 6, 1967 at Besançon and residing at 23 boulevard Suchet, 75016 Paris;
(16)    the individuals listed in Exhibit C (the Employees Sellers);
(the above Parties from (9) to (15), acting severally but not jointly (conjointement et non solidairement), being hereinafter referred to individually as the Management Seller and collectively as the Management Sellers; it being further specified that Philis and Vincent Fert are acting severally and jointly (conjointement et solidairement) and Tabodar and Corinne Danan are acting severally and jointly (conjointement et solidairement))
(the Institutional Sellers, the Management Sellers and the Employees Sellers, acting severally but not jointly (conjointement et non solidairement), being hereinafter referred to individually as a Seller and collectively as the Sellers)
(17)    VERACYTE, INC., a Delaware corporation, located at 6000 Shoreline Court, Suite 300, South San Francisco, CA 94080;
(the Buyer),
In the presence of
(18)    HalioDx SAS, a French société par actions simplifiée, whose registered office is at Parc Scientifique de Luminy, 163 avenue de Luminy, Luminy Biotech Entreprises, 13288 Marseille 9ème, registered with the Trade and Companies Registry under number 805 269 271 RCS Marseille,
(the Company)
WHEREAS
(A)    On the date hereof, the Sellers as per the breakdown set out in Schedule 1 (Allocation of the Securities and Consideration) own the following Securities (the Transferred Securities):
(i)    161,819 ordinary shares;
(ii)    62,564 warrants (BSA ratchet).
On the date hereof, the Transferred Securities represent 100% of the issued and outstanding share capital and voting rights of the Company.
(B)    The Company, directly and through its Subsidiary is engaged in the business of biopharma clinical development, including clinical trial assay and companion diagnostics development, immuno-oncology diagnostic testing, and In Vitro Diagnostic (IVD) industry services including manufacturing and contract “CLIA” testing (the Business).

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(C)    The Buyer, together with its legal, tax, financial, accounting and other advisors, has conducted an independent legal, tax, financial, operating and accounting due diligence review of the Company and its Subsidiary through (i) the analysis of the documentation made available to it and to its advisors in an electronic "data-room" hosted by IntraLinks opened from February [ ● ], 2021 to [ ● ], the content of which is included in a pen-drive delivered by Intralinks to the Buyer, the Sellers' Representative and each of the Management Sellers as soon as practicable after the date hereof, (ii) the related Q&A process through the electronic "data room" and (iii) discussions that took place with the management of the Company during meetings held on [ ● ] (together (i), (ii) and (iii), the Data-Room).
(D)    On [ ● ], Buyer delivered to the Sellers a binding and irrevocable put option pursuant to which it has undertaken to acquire from the Sellers the Transferred Securities under the terms of this Agreement. Prior to the date of this Agreement, the works council (Comité social et économique) of the Company has been duly informed and consulted in accordance with applicable Laws and has rendered its opinion about the Transaction.
(E)    The Parties have therefore decided to enter into this securities sale agreement (the Agreement), which sets forth the terms and conditions pursuant to which Buyer shall acquire the Transferred Securities from the Sellers, and the Sellers shall sell such Transferred Securities to Buyer on the Closing Date.

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IT IS AGREED THAT
1.    CONTRIBUTION AND PURCHASE AND SALE
1.1    Contribution and purchase and sale of the Transferred Securities
(a)    In accordance with the terms and subject to the conditions set out in this Agreement, each Seller shall sell and contribute to Buyer and Buyer shall acquire the Transferred Securities set forth against each Seller’s name in Schedule 1 by way of sale or contribution, as the case may be, with effect from Closing, free from all Encumbrances, together with all rights attaching to such Transferred Securities as at Closing (including all dividends and distributions declared, paid or made in respect of such Transferred Securities on or after the Closing Date).
(b)    Without prejudice to any other rights and remedies Buyer may have, Buyer shall not be obliged to complete the acquisition by way of purchase or contribution, as the case may be, of any of the Transferred Securities unless the acquisition by way of purchase or contribution, as the case may be, of all of the Transferred Securities is completed simultaneously.
(c)    The Parties expressly agree that the transfer of ownership of the Transferred Securities shall only be deemed to have occurred on the Closing Date, subject to Closing.
(d)    All Sellers hereby irrevocably and unconditionally waive all of their rights under (i) the existing shareholders’ agreement dated 28 November 2017 and entered among the Institutional Sellers and the Management Sellers at Company level (the Shareholders’ Agreement) and (ii) the existing simplified shareholders' agreements entered among the Institutional Sellers, the Management Sellers and each Employee Seller at Company level to the benefit of Buyer, in connection with the Transaction and hereby agree to terminate the Shareholders’ Agreement and the existing simplified shareholders' agreements on the Closing Date.
1.2    Free Shares/options
(a)    The employee listed in Schedule 1 holds 622 Free Shares 2018, which shall vest on July 6, 2021. In the event such vesting date occurs prior to the Closing Date, all Parties hereby agree that such employee shall adhere to this Agreement in capacity of Employee Seller in order to sell the underlying ordinary shares resulting from the exercise of his Free Shares 2018 so vested to the Buyer as part of the Transaction, by entering into a deed of adherence, so that the relevant employee will become an Employee Seller and his ordinary shares be Transferred Securities under this Agreement.
(b)    Between the date hereof and the Closing Date, the Management Sellers shall (i) cause the Company to amend the Free Share 2018 Plan to refer for all holders of Free Shares 2018 to the execution of a simplified shareholders' agreement in the form of the current draft amended to be entered into (subject to Closing) with the Buyer (the Amended SSHA), (ii) use all best efforts to cause each holder of Free Shares 2018 to execute the Amended SSHA and (iii) use all best efforts to cause each holder of Free Shares 2018 (other than the Founders) to enter into a put option agreement with Buyer granting him/her the right to sell his/her Free Shares 2018 to Buyer, exercisable upon failure by the Buyer to exercise its call option under the Amended SSHA, for a price determined on the basis of the principles set forth in Schedule 3, the other terms of which shall be negotiated in good faith between the Parties as soon as reasonably practicable after the date hereof (the Put Option).

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(c)    Between the date hereof and the Closing Date, each of the Founders, with respect to his/her Free Shares 2018, and Buyer undertake to enter into a put and call option agreement (the Put & Call Option Agreement) substantially in the form set out in Exhibit E.
(d)    Each Option, that is vested unexpired, unexercised and outstanding immediately prior to the Closing Date (each, a Vested Option) shall be terminated and cancelled at the Closing Date pursuant to the terms and conditions of the Option Payment Agreement (as defined below) entered into prior to or on the same date and effective contingent upon Closing, and no Vested Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of the Buyer. Upon cancellation thereof, each Vested Option shall be converted into and represent the right to receive from the Buyer, subject to the execution, no later than on the Closing Date, of an option payment agreement substantially in the form set out in Schedule 1.2(d) (an Option Payment Agreement) between the holder thereof, the Company and the Buyer, an amount in cash, without interest, with respect to each ordinary share underlying such Vested Option, equal to (x) the Provisional Consideration payable per Transferred Security less (y) EUR 295.68, converted into USD as set forth in the Option Payment Agreement (the Vested Option Payments). The amount of cash each holder of a Vested Option is entitled to receive for such Vested Options shall be rounded down to the nearest whole cent, and further will be reduced by any applicable payroll, income tax or other withholding Taxes and paid without interest.
(e)    The employee listed in Schedule 1 holds 300 Options, which shall vest on July 6, 2021 and become exercisable as from such date. In the event such employee exercises his Options prior to the Closing Date, all Parties hereby agree that such employee shall adhere to this Agreement in capacity of Employee Seller in order to sell the underlying ordinary shares resulting from the exercise of his Options to the Buyer as part of the Transaction, by entering into a deed of adherence, so that the relevant employee will become a Employee Seller and his ordinary shares be Transferred Securities under this Agreement.
(f)    At the Closing Date, each Option that is unvested unexpired, unexercised and outstanding immediately prior to the Closing Date (each, an Unvested Option) held by a Continuing Employee (as defined below) shall be terminated and cancelled at the Closing Date pursuant to the terms and conditions of the Option Payment Agreement entered into prior to or on the same date and effective contingent upon Closing, and no Unvested Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of the Buyer. Upon cancellation thereof each Unvested Option shall be converted into and represent the opportunity to receive from Buyer, subject to the execution, no later than on the Closing Date, of an Option Payment Agreement between the holder thereof, the Company and Buyer, an amount in cash from the Buyer, without interest, with respect to each ordinary share underlying such Unvested Option, equal to (x) the Provisional Consideration payable per Transferred Security less (y) EUR 295.68, converted into USD as set forth in the Option Payment Agreement (the Unvested Option Payments). The amount of Unvested Option Payments each holder of an Unvested Option who is a Continuing Employee is entitled to receive for such Unvested Option shall be computed after aggregating cash amounts for all Unvested Options held by such holder and then rounded down to the nearest whole cent. The Unvested Option Payments shall be subject to substantially the same restrictions and vesting arrangements that were applicable to such Unvested Options immediately prior to or at the Closing Date as specifically set forth in the Option Payment Agreement. Therefore, the Unvested Option Payments shall not automatically be payable by the Buyer at the Closing Date, and shall instead become payable by the Buyer on the date that such Unvested Options would have become vested and exercisable under the vesting schedule in place for such Unvested Options as set forth in the Option Payment Agreement. The Buyer may in its discretion make all such Unvested Option Payments on the next practicable payroll date after the vesting date (and in all events no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Option Payment would have become vested under the original vesting schedule), and in its discretion may make such payments through a paying agent authorized by the Buyer to administer such payments on the Buyer’s behalf or through the Buyer’s (or the HalioDx Inc.’s) payroll system and in accordance with standard payroll practices (including withholding for applicable Taxes). All Unvested Option Payments shall be subject to any required payroll, income tax or other withholding Taxes and shall be paid without interest. No Unvested Option Payment, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law),

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by any holder, other than the Buyer, or be taken or reached by any legal or equitable process in satisfaction of any liability of such holder, prior to the distribution to such holder of such Unvested Option Payment in accordance with this Agreement.
2.    CONSIDERATION
2.1    The Provisional Consideration and the final consideration
(a)    Subject to the provisions of Section 2.2, the aggregate purchase price for the transfer of all Transferred Securities (it being specified that the warrants are transferred for free together with the ordinary shares to which they are attached) shall be equal to the product of the Transferred Percentage and:
(i)    € 260,000,000 (the Enterprise Value),
(ii)    plus the Estimated Net Cash Amount,
(iii)    minus, if the Target Working Capital Amount exceeds the Estimated Working Capital Amount, the positive difference in excess of € 500,000 between the Target Working Capital Amount and Estimated Working Capital Amount, or plus, if the Estimated Working Capital Amount exceeds the Target Working Capital Amount, the positive difference in excess of € 500,000 between the Estimated Working Capital Amount and the Target Working Capital Amount,
(the resulting amount from sub-paragraphs (i), (ii) and (iii) being referred to hereinafter as the Provisional Consideration),
(iv)    plus or minus the adjustment set out in paragraph (b)
(v)    plus the portion of the PPP Loan Amount that has irrevocably been forgiven after Closing and on or prior the 90th calendar day after Closing by the applicable governmental entity or the PPP Lender, and
(vi)    plus the amount of any unconditional grant or subsidy committed in writing by the Provence-Alpes-Côte d'Azur region to the benefit of the Company on or before the Closing date (the PACA Amount) to the extent such PACA Amount has been received by the Company after Closing and on or prior the 90th calendar day after Closing
(the Provisional Consideration so adjusted being referred to hereinafter as the Final Consideration).
(b)    Following Closing, the Provisional Consideration shall be adjusted as follows, provided that the Parties shall comply with the requirements set out in Schedule 5 (Accounting Definitions and Principles) to calculate such adjustments:
(i)    there shall be deducted an amount, if any, by which the Estimated Net Cash Amount exceeds the Net Cash Amount; and

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(ii)    there shall be added an amount, if any, by which the Net Cash Amount exceeds the Estimated Net Cash Amount;
(iii)    there shall be deducted, if the Target Working Capital Amount exceeds the Working Capital Amount, the positive difference in excess of € 500,000 between the Target Working Capital Amount and Working Capital Amount, or there shall be added, if the Working Capital Amount exceeds the Target Working Capital Amount, the positive difference in excess of € 500,000 between the Working Capital Amount and the Target Working Capital Amount ; and
(iv)    there shall be added the amount, if any, deducted pursuant to Section 2.1(a)(iii), or there shall be deducted the amount, if any, added pursuant to Section 2.1(a)(iii).
The difference between the Final Consideration and the Provisional consideration is hereafter referred to as the Adjustment Amount.
(c)    Buyer and the Sellers agree to treat the Adjustment Amount as an adjustment to the Provisional Consideration for all Tax purposes except to the extent otherwise required by applicable Laws, and accordingly, the Final Consideration shall, subject to any further adjustment pursuant to Section 11, be adopted for all Tax reporting purposes.
2.2     HOLDBACK AMOUNT
(a)    The Buyer, the Founders and the Estate Vehicles agree that at Closing, Buyer shall retain and holdback from the allocable Cash Portion of the Provisional Consideration due to each Founder and the Estate Vehicles an aggregate amount equal to (the Holdback Amount):
M = (0.2*(X + Y) - Y) * PC
Where:
M means the Holdback Amount;
X means the number of Transferred Securities held by the relevant Founder and his/her Estate Vehicle;
Y means the number of Free Shares 2018 held by the relevant Founder;
PC means the Provisional Consideration per Security.
(b)    Buyer shall pay to each Founder and his/her Estate Vehicle, as the case may be, their respective Holdback Amount if and when the Second Contingent Consideration in relation to their Free Shares 2018 becomes due and payable under the Put & Call Option Agreement.
(c)    Each Founder confirms that: (a) they have received appropriate legal advice in respect of this Agreement; (b) this provision is a negotiated primary (and not secondary) obligation and not a penalty; (c) this provision is justifiable and not unconscionable; and (d) this provision is appropriate to protect the legitimate interest of Buyer and was critical in the value assigned to the Securities.

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3.    PAYMENT OF THE CONSIDERATION
3.1    Cash and Stock Consideration
(a)    The Provisional Consideration shall be paid:
(i)    with respect to Founders and Estate Vehicles, 60% in cash and 40% in newly issued Buyer Common Stock on the basis of the Closing Stock Price; and
(ii)    with respect to Sellers others than the Founders and Estate Vehicles, 55% in cash and 45% in newly issued Buyer Common Stock on the basis of the Closing Stock Price;
provided that, for each Seller, where the calculation of the above percentages of Provisional Consideration to be received in Buyer Common Stock based on the Closing Stock Price in consideration for his/her/its contributed Transferred Securities do not result in a round number of Buyer Common Stock allocable to such Seller (e.g., 354.4), such numbers of Buyer Common Stock shall be rounded at the immediate less round number (e.g., 354) and the difference (e.g., 0.4) shall be, based on the Closing Stock Price, shall be a lump sum (soulte) paid in cash to such Seller.
(b)    Notwithstanding the above, at any time from the date hereof but no later than three Business Days prior to Closing, Buyer (in its sole discretion) may elect to increase the portion of the Provisional Consideration being paid in cash (the Cash Portion) to all Sellers (and correlatively increase the number of sold Transferred Securities) and conversely to decrease the portion of the Provisional Consideration to be paid in Buyer Common Stock (the Stock Portion) to all Sellers (and correlatively decrease the number of contributed Transferred Securities) by delivery of a written notice to the Sellers Representative. For the avoidance of doubt, the Adjustment Amount, the Holdback Amount and the Escrow Amount shall be paid in cash.
(c)    The portion of Transferred Securities transferred to Buyer in exchange of the Stock Portion qualifies as a contribution in kind (apport en nature) of such Transferred Securities to Buyer in consideration for newly issued Buyer Common Stock.
3.2    Escrow Amount
In order to at least partially satisfy the post-Closing payment of the Adjustment Amount by the Sellers pursuant to Section 3.5 hereof and the satisfaction of indemnification claims pursuant to Section 11 hereof, Buyer shall deposit with the Escrow Agent out of the Final Consideration an aggregate amount in cash equal to 10% of the Provisional Consideration which the Sellers other than the Founders and the Estate Vehicles are entitled to (the Escrow Amount), such amount to be placed into an escrow account established pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be used and governed by this Agreement and the Escrow Agreement.
3.3    Pre-closing schedule
(a)    For the purposes of determining the Provisional Consideration, the Sellers Representative shall provide Buyer no later than seven Business Days prior to Closing a written statement (the Pre-Closing Schedule) setting out (i) the Estimated Net Cash Amount and the Estimated Working Capital Amount and the resulting Provisional Consideration, determined in good faith by the Sellers Representative and accompanied by reasonably detailed schedules indicating the calculation; (ii) the number of Transferred Securities held by each Seller and, if relevant, an updated version of Schedule 1; (iii) the allocable percentage of the Final Consideration of each Seller; (iv) the Sellers’ Costs; (v) the amount of the Closing Indebtedness to be repaid on the Closing Date pursuant to the payoff letters delivered in accordance with Section 3.4(d), (vi) the Vested Option Payments and Unvested Option Payments on a per person basis; and (vii) a draft funds flow memorandum in form and substance reasonably acceptable to Buyer setting forth payment instructions with respect to each payment to be made on Closing referred to in Section 3.4, including in particular all appropriate information regarding bank accounts of the Sellers and the holders of Vested Options for the purpose of receiving the Closing Payments, the Vested Option Payments and the Adjustment Amount (the Funds Flow Memorandum).

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(b)    Upon receipt of the Pre-Closing Schedule, Buyer shall have the right to notify the Sellers Representative of any observation it may have in good faith in this respect no later than four Business Days prior to the Closing Date, in which case the Sellers Representative and Buyer shall negotiate in good faith any changes to all or part of the Pre-Closing Schedule that may be appropriate (it being specified that, if the Sellers Representative and Buyer are unable to resolve their disagreement, the Pre-Closing Schedule as notified by the Sellers Representative pursuant to Section 3.3(a) shall prevail, all without prejudice to the post-Closing adjustment set forth in Section 3.5). For the avoidance of doubt, Buyer's failure to identify any questions or changes to the Pre-Closing Schedule, including the Provisional Consideration, shall not impact Buyer's rights to prepare the Closing Statement in accordance with Section 3.5.1.
(c)    No later than three Business Days prior to Closing, Buyer shall provide the Sellers Representative with (i) the amount of the Closing Stock Price together with the corresponding Bloomberg supporting evidence; (ii) the number of contributed Transferred Securities and the amount of the Stock Portion of the Provisional Consideration; (iii) the number of sold Transferred Securities and the amount of the Cash Portion of the Provisional Consideration; and (iv) the amount of the Escrow Amount (the Provisional Consideration Schedule).
(d)    No later than one Business Day after receipt of the Provisional Consideration Schedule, the Sellers Representative shall update the Pre-Closing Schedule using the information contained in the Provisional Consideration Schedule and provide Buyer with (i) the allocation of the contributed Transferred Securities, Stock Portion of the Provisional Consideration, sold Transferred Securities and Cash Portion of the Provisional Consideration among the Sellers; (ii) the allocation between the Sellers other than the Founders and the Estate Vehicles of the Escrow Amount to be deposited with the Escrow Agent on the Closing Date, and (iii) the final Funds Flow Memorandum.
(e)    It is expressly agreed that the Sellers shall be solely responsible for the determination of the allocation of the Provisional Consideration per category of Transferred Securities and among the Sellers, and no liability whatsoever shall inure to Buyer or any of its respective Affiliates in respect of such determination and allocation.
3.4    Closing payments
At Closing, upon the terms and subject to the conditions set forth in this Agreement:
(a)    Closing Payment In Cash to the Sellers. Buyer shall pay to the Sellers the Cash Portion of the Provisional Consideration less the Escrow Amount, less Holdback Amount, less the Sellers' Costs (the Closing Payment In Cash), to the Sellers in the proportion for each Seller set out in the updated Pre-Closing Schedule and to the bank accounts specified in the Funds Flow Memorandum;
(b)    Closing Payment In Stock to the Sellers. Buyer shall deliver or cause to be delivered evidence of the book-entry notations representing a number of shares of Buyer Common Stock equal to the Stock Portion of the Provisional Consideration (the Closing Payment In Stock, together with the Closing Payment in Cash, the Closing Payments), to the Sellers in the proportion for each Seller set out in the updated Pre-Closing Schedule;

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(c)    Payment into the Escrow Account. Buyer shall deposit the Escrow Amount with the Escrow Agent to be placed into the Escrow Account.
(d)    Payment of Closing Indebtedness. At Closing, Buyer shall pay, on behalf of the Company or the Subsidiary as applicable, any Indebtedness for borrowed money referred to in limbs (a) and (b) of the definition of Indebtedness that is incurred but unpaid as of the Closing and for which the Management Sellers have delivered to Buyer a payoff letter from the relevant creditor setting forth all amounts (in principal, interest, commissions, fees and accessories) due by the Company or the Subsidiary, as applicable, including, without limitation, all breakage costs or additional costs or penalties due in connection with the early repayment of such Indebtedness (the Closing Indebtedness), by wire transfer of immediately available funds to the bank account(s) specified in the relevant payoff letters and Funds Flow Memorandum (for the avoidance of doubt, the Closing Indebtedness shall not be deducted from the Closing Payment In Cash to be paid to the Sellers to the extent such amounts have been included in the Net Cash Amount, including the Estimated Net Cash Amount used to calculate the Provisional Consideration).
(e)    Payment of Sellers' Costs. Buyer shall pay in cash the Sellers' Costs to the advisors identified in the Pre-Closing Schedule, in the proportion for each advisor set out in the updated Pre-Closing Schedule and to the bank accounts specified in the Funds Flow Memorandum.
(f)    Payment to the holders of Vested Options. Buyer shall pay in cash to the Subsidiary an amount in cash per Vested Option equal to the Vested Option Payment payable to each holder of Vested Options having executed the Option Payment Agreement to the Subsidiary bank account specified in the Funds Flow Memorandum.
(g)    PPP Loan. Except to the extent (i) the PPP Loan is irrevocably forgiven prior to Closing pursuant to the CARES Act and any other Applicable Law and not accounted for as Debt for the purpose of determining the Estimated Net Cash Amount, or (ii) the applicable Governmental Entity has informed the Company or the Subsidiary that the PPP is to be repaid as a result of the completion of the Transaction, Buyer shall deposit on the Closing Date the PPP Loan Amount with the Escrow Agent or such other escrow agent to be jointly designated by the Sellers Representative and Buyer to be placed into escrow and released in accordance with the provisions of Section 3.7 hereof and the corresponding escrow arrangements.
(h)    PACA Amount. Buyer shall deposit on the Closing Date the PACA Amount with the Escrow Agent or such other escrow agent to be jointly designated by the Sellers Representative and Buyer to be placed into escrow and released in accordance with the provisions of Section 3.7 hereof and the corresponding escrow arrangements.
3.5    Payment of the Adjustment Amount
3.5.1    Closing Statement
(a)    No later than 90 calendar days following the Closing Date, Buyer shall prepare and deliver to the Sellers Representative an unaudited statement (the Closing Statement) setting forth Buyer’s good faith calculation of each of the (A) the Working Capital Amount and (B) the Net Cash Amount, including an explanation as to how such Working Capital Amount and Net Cash Amount have been calculated, along with Buyer’s calculation of the Final Consideration and the Adjustment Amount (if any).
(b)    If the Buyer fails to prepare and deliver to the Sellers Representative the Closing Statement within the 90 calendar days period provided for in Section 3.5.1(a) and if such failure has not been remedied within ten (10) Business Days following a formal notice to do so sent by the Sellers Representative, the Sellers Representative shall have the right to decide either: (i) that the post-Closing adjustment set forth in this Section shall not apply and that the Provisional Consideration shall be final and binding upon the Parties or (ii) cause the Third Party Expert to come up with its own determination of the Net Cash Amount and Working Capital Amount, prepared in accordance with the terms of this Agreement including the Accounting Definitions and Principles set forth in Schedule 5; provided however that the provisions of this paragraph 3.5.1(b) shall not apply if the failure to timely submit the Closing

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Statement is due to facts or circumstances that are beyond the Buyer’s control or that qualify as force majeure. For the avoidance of doubt, the provisions of Section 3.5.2(b) relating to the mission of the Third Party Expert shall apply to the Third Party Expert appointed pursuant to this paragraph.
3.5.2    Disputed Adjustment Amount
(a)    If the Sellers Representative disagrees with the Adjustment Amount, the Sellers Representative shall notify Buyer of such disagreement in writing specifying in reasonable detail the particulars of such disagreement with reconciliation with the Closing Statement within 30 Business Days after the Sellers Representative’s receipt of the Closing Statement (a Notice of Disagreement). In order to enable the Sellers Representative to review the Closing Statement and determine whether it agrees or disagrees with such Closing Statement, the Buyer shall procure that all books and records relating to the Group Companies used in the preparation of the Closing Statement are made available to the Sellers Representative and to its advisors during normal office working hours as the Sellers Representative may reasonably request to the extent such access does not interfere with the normal course of the business. If the Sellers Representative fails to provide a Notice of Disagreement within such time period, then the Final Consideration as set out in the Closing Statement shall be final and binding on the Parties and the Closing Statement shall be the Final Closing Statement.
(b)    Buyer and the Sellers Representative shall use their reasonable efforts for a period of 15 Business Days after the Sellers Representative’s delivery of the Notice of Disagreement (or such longer period as Buyer and the Sellers Representative shall mutually agree upon) to resolve any disagreements raised by the Sellers Representative with respect to the calculation of the Adjustment Amount. If, at the end of such period, Buyer and the Sellers Representative are unable to resolve such disagreements, Buyer and/or the Sellers Representative can refer the disagreement to the Third Party Expert. The Third Party Expert will consider only those items and amounts that Buyer and the Sellers Representative are unable to resolve (except in the case it has been appointed pursuant to Section 3.5.1(b)) and shall comply with the terms and definitions of this Agreement, including the Accounting Definitions and Principles set forth in Schedule 5. The Buyer shall procure that all books and records relating to the Group Companies are made available to the Third Party Expert during normal office working hours and, more generally, the Buyer and the Sellers shall reasonably assist and cooperate with the Third Party Expert with regard to its mission. The Third Party Expert shall comply with the adversarial principle and shall in particular (x) give the Sellers Representative and the Buyer a reasonable opportunity to provide written and oral submissions to it, (y) require that the Sellers Representative and the Buyer provide to each other a copy of any written submissions at the same time as they are made to the Third Party Expert, and (z) allow the Sellers Representative and the Buyer to be present while oral submissions are being made by other. The determination by such Third Party Expert shall be final, binding and conclusive on the Parties save in the event of a manifest error. Buyer and the Sellers Representative shall use their reasonable efforts to cause the Third Party Expert to make its determination within 30 Business Days of accepting its selection. The fees and expenses of the Third Party Expert shall be borne equally by Buyer and the Sellers (except in the case it has been appointed pursuant to Section 3.5.1(b), in which case, its fees and expenses shall be borne in full by the Buyer).
(c)    Any determination under paragraph (b) above shall be deemed to be incorporated into the Closing Statement and, as adjusted by the alteration so determined (if any), shall constitute the Final Closing Statement for the purposes hereof.

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(d)    The Third Party Expert shall act as independent appraiser in accordance with the provisions of Clause 1592 of the French Civil Code.
3.5.3    Distribution of the Adjustment Amount
(a)    Within seven Business Days as from the day on which the Final Closing Statement is issued in accordance with Section 3.5.2:
(i)    if the Provisional Consideration exceeds the Final Consideration, then Buyer shall instruct the Escrow Agent to release a portion of the Escrow Amount corresponding to the portion of the Adjustment Amount allocable to the Sellers other than the Founders and the Estate Vehicles from the Escrow Account to Buyer on the basis of the Final Closing Statement, and if the Escrow Amount which is available to satisfy such portion of the adjustment to the Provisional Consideration is not sufficient, then the Sellers other than the Founders and the Estate Vehicles shall pay by wire transfer to Buyer’s Bank Account the remaining unpaid portion of the Adjustment Amount allocable to the Sellers other than the Founders and the Estate Vehicles;
(ii)    if the Final Consideration exceeds the Provisional Consideration, then Buyer shall pay the Adjustment Amount to the Sellers in the proportions set out for each of them in the updated Pre-Closing Schedule.
The share of the Adjustment Amount allocable to the Sellers other than the Management Sellers and the Employee Sellers shall be paid exclusively in cash, to the bank accounts specified in the Funds Flow Memorandum.
The share of the Adjustment Amount allocable to the Founders and the Estate Vehicles shall be paid in cash, up to 60% of its amount, to the bank accounts specified in the Funds Flow Memorandum, and in newly issued Buyer Common Stock, up to 40% of its amount, on the basis of the Price Adjustment Stock Price, provided that the provisions of the last paragraph of Section 3.1(a) shall apply mutatis mutandis.
The share of the Adjustment Amount allocable to the Employee Sellers and Management Sellers other than the Founders and the Estate Vehicles shall be paid in cash, up to 55% of its amount, to the bank accounts specified in the Funds Flow Memorandum, and in newly issued Buyer Common Stock, up to 45% of its amount, on the basis of the Price Adjustment Stock Price, provided that the provisions of the last paragraph of Section 3.1(a) shall apply mutatis mutandis.
3.6    Release of the Escrow Amount
On the date falling 18 months after the Closing Date (the Release Date), Buyer and the Sellers Representative shall instruct the Escrow Agent to distribute to the Sellers the amount credited to the Escrow Account on that date less (a) an amount equal to the Additional Tax Cap (as defined below) and (b) the amount that would be reasonably necessary in Buyer’s good faith estimate to satisfy any pending indemnification Claim (including any Claim made in connection with a breach of the Tax Warranties prior to the Release Date) specified in any Claim Notice delivered to the Sellers Representative prior to the Release Date, in which case, within 15 Business Days following the final resolution of the corresponding indemnification Claims, Buyer and the Sellers Representative will instruct the Escrow Agent to distribute to the Sellers the corresponding portion of the remaining Escrow Amount, all in accordance with the provisions of the Escrow Agreement; it being further specified that, at the end of the 3-year period after the Closing Date, the amount of the Additional Tax Cap credited to the Escrow Account on that date shall be released to the Sellers (less the amount that would be reasonably necessary in Buyer’s good faith estimate to satisfy any pending indemnification Claim made in connection with a breach of the Tax Warranties specified in any Claim Notice delivered to the Sellers Representative between the Release Date and that date, in which case, within 15 Business Days following the final resolution of the corresponding indemnification Claims, Buyer and the Sellers

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Representative will instruct the Escrow Agent to distribute to the Sellers the corresponding portion of the remaining Escrow Amount, all in accordance with the provisions of the Escrow Agreement).
3.7    Payment of the PPP Loan and/or the PACA Loan
(a)    If and to the extent the PPP Loan is irrevocably forgiven pursuant to the CARES Act and any other Applicable Law and written notice thereof from the applicable Authority or PPP Lender is provided to the Buyer after Closing and on or prior to the 90th calendar day after Closing, then Buyer will upon the receipt of a copy of such written notice, direct the Escrow Agent to pay the relevant portion of the PPP Loan Amount that is forgiven to the Sellers in accordance with their respective pro rata portion of Transferred Securities as set out in Exhibit D. If and to the extent the PPP Loan is not forgiven within 90 calendar days after Closing, then Buyer will direct the Escrow Agent to release the PPP Loan Amount to an account designated by Buyer.
(b)    If and to the extent the PACA Amount has been received by the Company on or prior to the 90th calendar day after Closing, then Buyer will direct the Escrow Agent to pay the same amount to the Sellers in accordance with their respective pro rata portion of Transferred Securities as set out in Exhibit D. If and to the extent the PACA Amount has not been received by the Company on or prior to the 90th calendar day after Closing, Buyer will direct the Escrow Agent to release the PACA Amount to an account designated by Buyer.
3.8    Withholding
Buyer and the Escrow Agent shall be entitled to deduct and withhold from payments in cash or in kind due by them under this Agreement to any person, such amounts in cash or shares as Buyer or the Escrow Agent is required to deduct and withhold with respect to any such payments under any applicable Tax law or regulation. Any amount deducted or withheld in accordance therewith shall be treated for all purposes of this Agreement as having been delivered, paid or issued, as applicable, to such person in respect of which such deduction and withholding was made.
4.    CONDITIONS TO CLOSING
The Conditions shall have no retroactive effect.
4.1    Conditions to the obligations of all Parties
Closing shall be subject to the following conditions being satisfied by the Long Stop Date:
(a)    Listing. To the extent shares of Buyer Common Stock are included as part of the Final Consideration hereunder, the shares of Buyer Common Stock to be issued pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.
(b)    Illegality. No enforceable order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transaction on the terms contemplated herein shall be in effect, and no lawsuit shall have been filed by any Authority in a court of competent jurisdiction seeking any of the foregoing, and no applicable Law or order shall have been enacted, entered, enforced or deemed applicable to the Transaction that makes the consummation of the Transaction illegal.

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(c)    Foreign Investment Authorization. The Foreign Investment Authorization shall have been obtained and shall be in full force and effect.
4.2    Conditions to the obligations of Buyer
The obligations of Buyer to consummate the Transaction under this Agreement are further subject to the following conditions being satisfied (or waived in accordance with Section 4.3(e)) by the Long Stop Date:
(a)    Representations and Warranties.
The Fundamental Warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct in all respects, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).
(b)    Employees. 100% of the Founders and Jérôme Galon and at least 80% of the Key Employees shall have remained continuously employed from the date of this Agreement through Closing, and Aurélie Catteau has executed the amendment to their Employment Agreement Amendments substantially in the form set forth in Schedule 6.4(a).
(c)    Termination of the Company 401(k) Plan. Effective as of the day immediately preceding the Closing Date and contingent upon Closing, the Group Companies shall terminate any employee plan that is intended to constitute a 401(k) arrangement (the Company 401(k) Plan) (unless Buyer provides written notice to the Company no later than five Business Days prior to the Closing Date that such Company 401(k) Plan shall not be terminated). The Group Companies shall provide Buyer with evidence that such Company 401(k) Plan has been terminated pursuant to resolutions of the applicable Group Company’s Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to review and reasonable approval by Buyer. The Group Companies also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Buyer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Group Companies shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer no later than 10 Business Days prior to the Closing Date. If the Company 401(k) Plan is terminated pursuant to this Section 4.2(c), then as soon as practicable following the Closing, Buyer shall permit all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the 401(k) termination to participate in Buyer’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) Plan to Buyer’s 401(k) plan.
4.3    Cooperation
(a)    General principle. The Sellers and Buyer shall use all reasonable endeavours (so far as lies within their respective powers), at their own cost, to procure that the Conditions are satisfied as soon as practicable and in any event no later than the Long Stop Date, and shall not, and shall procure that none of their respective Affiliates or Representatives shall take any action that could reasonably be expected to adversely affect the satisfaction of the Conditions. Each Party shall bear its own costs and expenses incurred in relation to the satisfaction of the Conditions.

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(b)    Upon any Party becoming aware that any of the Conditions have been satisfied, it shall promptly within two Business Days notify the other Parties of the satisfaction of such Condition. If at any time any Party becomes aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition being satisfied it shall forthwith inform the other Parties.
(c)    Foreign Investment Authorization. Buyer shall use its reasonable endeavours to obtain the Foreign Investment Authorization as soon as practicable and in any event no later than the Long Stop Date, and shall make, no later than fifteen (15) Business Days after the date hereof, all notifications and filings necessary to obtain the Foreign Investment Authorization, provided however that the Management Sellers agree, and have caused the Company and its Subsidiary to reasonably cooperate and provide as soon as possible following the date of this Agreement and upon Buyer’s request all information, documents, data and other information which, based on Buyer’s reasonable assessment, are required in order to prepare, submit, modify and supplement filings, notices or to respond to inquiries received in connection with, or to comply with any other necessary submissions with respect to, obtaining the Foreign Investment Authorization. The Buyer agrees with the Sellers to (x) provide the Sellers Representative with the reasonable opportunity to review and provide comments on drafts of any notifications, submissions and responses in relation to the Foreign Investment Authorization, (y) promptly send to the Sellers Representative all material notifications, submissions, responses and communications in relation thereto and (z) not participate in any meeting with the French Ministry of Economy without giving in advance the Sellers Representative the opportunity to attend such meeting (to the extent acceptable by the French Ministry of Economy), all to the extent only that to do so is reasonably practicable and would not entail the disclosure of commercially sensitive information or non-public material information of Buyer and its Affiliates.
(d)    Waiver. Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive the Conditions set out in Section 4.2 in whole or in part, by written notice to the Sellers Representative.
5.    TERMINATION
5.1    Termination
(a)    At any time prior to the Closing, this Agreement may be terminated:
(i)    by mutual written consent of Buyer and the Sellers Representative on behalf of the Sellers;
(ii)    by either Buyer or the Sellers, by written notice to the other, if after the date of this Agreement any Authority having competent jurisdiction shall have issued any order, decree or judgment that permanently prohibits or makes illegal the Closing, provided that such order, decree or judgment shall have become final and non-appealable;
(iii)    by Buyer, by written notice to the Sellers Representative, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Sellers set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 4.2(a) not be satisfied, and such breaches have not been cured within 20 days after written notice thereof has been received by the Sellers Representative or are incapable of being cured by the Long Stop Date; and

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(iv)    by either Buyer or the Sellers Representative, by written notice to the other, if any of the Conditions set out in Section 4.1 are not satisfied by the Long Stop Date; it being specified that if the Foreign Investment Authorization is not obtained (for any reason whatsoever) or if the Condition set forth in Section 4.1(a) is not fulfilled on or prior the Long Stop Date, the Buyer shall pay on demand to the Sellers a break-up fee of 1,000,000 euros (the Break Up Fee), within five (5) Business Days following the receipt of the written notice delivered pursuant to this paragraph, in the proportion for each Seller set out in the updated Pre-Closing Schedule and to the bank accounts specified in the Funds Flow Memorandum. The Buyer acknowledges that the Break-Up Fee is not a penalty (clause pénale), and hereby waives any claim in connection with the amount thereof. The Break-Up Fee shall be due without prejudice to any other rights or remedies that the Sellers may have against Buyer with respect to any breach by the Buyer under this Agreement.
5.2    Effect of Termination
In the event of termination of this Agreement in accordance with this Section 5, this Agreement shall cease to have effect immediately except for the provisions of Sections 13, 14, 21, 22, and 24 and neither Party shall have any claim against any other Party, save for any claim arising from a breach of any of the undertakings under Section 4.
6.    PRE-CLOSING COVENANTS
6.1    Conduct of Business up to Completion
(a)    Conduct of business. Except to the extent expressly provided otherwise herein, required to comply with applicable Laws or as consented to in writing by Buyer, during the period from the date of this Agreement until the Closing Date, the Sellers, each within the limits of its respective power and authority within the Company, shall, and shall procure that each Group Company:
(i)    conduct the Business in the ordinary course of business (except to the extent expressly provided otherwise herein or disclosed in Schedule 6.1 or as consented to in writing by Buyer);
(ii)    (i) pay and perform all of its undisputed debts and other obligations (including Taxes and accounts payable) in the ordinary course of business, (ii) use commercially reasonable efforts, consistent with past practice and policies, to collect accounts receivable and not extend credit outside of the ordinary course of business, (iii) manage its cash assets and working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business, (iv) sell the Company’s products and services consistent with past practice as to discounting, license, incentive programs, reimbursement and revenue recognition and other terms, and (v) use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
(iii)    assure that each of its Contracts (other than with Buyer) entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any Party thereto in connection with, or terminate as a result of the consummation of, the Transaction, and shall give reasonable advance notice to Buyer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

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(iv)    maintain each of its leased premises in accordance with the terms of the applicable lease;
(v)    to the extent not otherwise required by this Section 6.1, promptly notify Buyer of (i) any change, occurrence or event not in the ordinary course of business, (ii) any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, results in, or would reasonably be expected to result in, a material breach by the Sellers of any of the Warranties or any of their respective covenants set forth in this Agreement, (iii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transaction, or (iv) any failure to comply with or satisfy in any material respect any covenant, condition or agreement that, individually or in the aggregate with any other failure, would reasonably be expected to cause any of the applicable conditions to the Closing set forth in Section 4 not to be satisfied by the Long Stop Date, provided that, notwithstanding anything herein to the contrary, any failure of the Sellers to provide notice pursuant to this paragraph (vi) shall not constitute a breach of this Agreement.

(b)    Restrictions on Conduct of Business.1 Without limiting the generality of the foregoing, and except (x) as otherwise expressly permitted under this Agreement or disclosed in Schedule 6.1, (y) with the prior written consent of Buyer or (z) as immediately required to comply with applicable Laws or any Authority based on outside counsel’s written opinion made available to the Buyer no later than 5 days before the decision is made, the Sellers, each within the limits of its respective power and authority within the Company, shall from the date of this Agreement until the Closing:
(i)    not create any Encumbrance over, or sell or dispose of, the Securities or any interest in any share or loan capital or other security of any of the Group Companies;
(ii)    procure that none of the Group Companies:
(A)    creates, allots, issues, redeems or repurchases any share, loan capital or other security or grants any options over, or any other right in respect of, any share, loan capital or other security;
(B)    enters into any transaction with any member of the Sellers Group;
(C)    declares, makes or pays a dividend or other distribution (whether in cash, stock or in kind) or makes any reduction of its paid-up share capital, except to another Group Company
(D)    approve a winding-up, merger, split-up, contribution or sale of any Group Company’s business as a whole or of any of its divisions (branche d’activité) where such transaction involves a Third Party (other than any Group Company)
(E)    increases its working capital requirement other than (i) in the ordinary and customary course of business and (ii) in accordance with past practices and applicable regulations;
1 Note to draft: Subject to due diligence review and further discussions between the Parties.

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(F)    pays or agrees to pay fees and expenses to its advisors, the Sellers or the Sellers' advisors in connection with the Closing;
(G)    creates, grants, issues or varies any Encumbrance over its shares, assets or undertaking (excluding any Encumbrances created, granted or issued by the Group Companies pursuant to or under the Indebtedness);
(H)    makes any alteration to its Organizational Documents except for technical amendments;
(I)    makes any changes to its accounting procedures or principles by reference to which its accounts are prepared or its accounting reference date (except as required by Laws);
(J)    incurs any capital expenditure in excess of an aggregate amount equal to €200,000 or any capital expenditure on any individual item in excess of €100,000;
(K)    borrows any money (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of the Agreement) or enters into any foreign exchange contracts, interest rate swaps or other derivative instruments;
(L)    enters into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;
(M)    acquires (whether by one transaction of by a series of transactions) the whole, or a substantial or material part of the business, undertaking or assets of any other person;
(N)    disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its material assets;
(O)    enters into, makes a bid, proposal or offer likely to lead to, modifies or terminates any Material Contract;
(P)    enters into or permit any amendment, supplement or waiver or other modification in respect to any loan or other financial facilities granted to a Group Company (except form another Group Company);
(Q)    enters into any financial lease, lease hire or hire purchase agreement or agreement for payment on deferred terms, other than in the ordinary course of business;
(R)    institutes, engages in or settles any legal proceedings (except in respect of debt collection in the ordinary course of business) for an amount greater than €75,000;
(S)    does not modify or request the modification of any authorization or permits required for the conduct of its business as currently conducted, for its financing needs or for the holding and use of its assets, as currently held or used except in the ordinary course of business and consistent with past practices;

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(T)    engages or employs or makes any offer to employ any new persons other than those listed in Schedule 6.1 or to replace current employees on substantially the same terms;
(U)    takes any steps, directly or indirectly, to terminate the contract of employment of any employee or corporate officer with an annual gross fixed compensation exceeding €120,000, or induce or attempt to induce any such employee and/or corporate officer to terminate his employment, other than for gross misconduct;
(V)    makes any changes (other than those required by Law or the terms of an Employee Benefit Plan) to the terms and conditions of employment (including the provision of any contractual or non-contractual benefits) of directors, officers or any of the Key Employee of the Group (including the provision of any contractual or non-contractual benefits);
(W)    makes any changes (other than those required by Law or the terms of an Employee Benefit Plan) to the terms and conditions of employment (including the provision of any contractual or non-contractual benefits) of employees other than directors and officers of the Group (including granting any increase in compensation, new options or other entitlements under existing schemes or benefits) where individually the total gross salary costs would be increased by 5%, and where the total gross salary costs of the Group would be increased in aggregate by 1%;
(X)    enters into any collective agreement with respect to the workforce of the Group; or
(Y)    enters into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing.
(c)    Subject to compliance with competition Laws during the period from the date hereof, and continuing until the earlier of the termination of this Agreement and the Closing Date, the Sellers, each within the limits of its respective power and authority within the Company, shall procure that each Group Company allows Buyer and its Representatives (as well as its and their advisors), upon reasonable notice and during working hours, access to its books and records, other than materials subject to any confidentiality restrictions in favour of Third-Party, and to the properties and the Group’s management, where such access is reasonably required by Buyer for the purposes of the consummation of the Transaction and the actions contemplated by the Transaction Documents, provided that the Group Companies (and their management and employees) shall not be required to provide any access or disclose any information to the Buyer if such access or disclosure, would, in the Sellers Representative's sole discretion, acting reasonably:
(i)    cause material harm to the Group Companies if the transactions contemplated under this Agreement are not consummated;
(ii)    jeopardize any attorney-client or other legal privilege;
(iii)    contravene any applicable Law; or
(iv)    interfere unreasonably with the conduct of the business of the Group Companies.
(d)    Subject to compliance with competition Laws, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, the Company shall confer from time to time as reasonably requested by Buyer with one or more Representatives of Buyer to discuss any material changes or developments in the operational matters of the Company and the Subsidiary and the general status of the ongoing Business.

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(e)    If at any time prior to or at Closing any Seller, any member of the Sellers’ Group or any of the Group Companies becomes aware that any of the matters set out in paragraph (b) above has occurred, or there is a reasonable expectation that any of such matters might occur, the Management Sellers shall promptly (i) notify Buyer in sufficient detail to enable Buyer to make an accurate assessment of the situation (and for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to Buyer), and (ii) if requested by Buyer, use its reasonable endeavours to procure that the notified occurrence is prevented or remedied.
(f)    For the purpose of any consent which shall be requested from Buyer pursuant to this Clause, it is specifically agreed that:
(i)    Buyer hereby designates Brent Vetter who shall have full capacity and right to give any such consents on behalf of Buyer during the term of this Agreement;
(ii)    the Sellers hereby designate Stéphane Debono who shall have full capacity and right to represent the Sellers in relation thereto and in particular, for the purposes of sending and receiving any notice to be made pursuant to this Clause;
(iii)    if, at the end of a period of five Business Days from the receipt by Buyer of any such request for consent, Buyer has not notified Stéphane Debono of its objection to the proposed action, Buyer shall be deemed to have consented to such proposed action; and
(iv)    any such consent shall not be unreasonably withheld or delayed by Buyer, taking into consideration the interest of the Group Companies.
6.2    third-party consents
(a)    The Management Sellers shall, each within the limits of its respective power and authority, use their commercially reasonable efforts (which shall not require the Company or the Subsidiary to grant any material concession or make any material payment to any person or be under any obligation which may compromise any right, asset or benefit or to pay any amount or incur any liability in seeking such consents) to obtain, as soon as practicable prior to Closing, and deliver to Buyer at or prior to Closing, all consents, waivers or approvals required under each Material Contracts to be listed in Schedule 20 (Material Contracts) and any Contract entered into after the date of this Agreement that would have been required to be listed Schedule 20 (Material Contracts) if entered into prior to the date of this Agreement, in order to ensure that such Material Contracts will continue in force on the same terms and conditions further to Closing.
(b)    The Management Sellers shall keep Buyer regularly informed of the status of the negotiation with INSERM (Institut National de la Santé et de la Recherche Médicale) in connection with the agreements currently in force within the Group, and of any material issues arising therefrom, and to take into account in good faith any reasonable comments that Buyer may make in this respect.
6.3    No Solicitation
(a)    During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, each of the Sellers and the Company shall not, and shall not authorize or permit the Subsidiary or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that would reasonably be

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expected to lead to, any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any holder of Securities or (vi) enter into any other transaction or series of transactions not in the ordinary course of business, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transaction. The Company shall, and shall cause the Subsidiary and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any person (other than Buyer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or the Subsidiary in connection with an Acquisition Proposal and request from each person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company or the Subsidiary previously provided to such person in connection with an Acquisition Proposal.
(b)    The Sellers Representative and/or the Company shall as soon as practicable notify Buyer orally and in writing after receipt by any Seller or the Company or the Subsidiary (or, to the knowledge of the Sellers Representative and/or the Company, by any of the Sellers’, the Company’s or the Subsidiary’ Representatives) of: (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or the Subsidiary or for access to any of the properties, books or records of the Company or the Subsidiary by any person or persons other than Buyer and its Representatives. Such notice shall describe, to the extent not confidential, (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the person or group of persons making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Sellers Representative and/or the Company shall keep Buyer promptly and fully informed, to the extent not confidential, of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing.
6.4    Employees
(a)    Between the date hereof and the Closing Date, the Management Sellers shall use reasonable efforts to cause the Key Employees listed on Schedule 6.4 and the employees who are not Key Employees listed in Schedule 6.4 to execute amendment(s) to their employment contract2 (together the Employment Agreement Amendments), in each case substantially in the form set forth in Schedule 6.4(a).
2 Assignment of IP, confidentiality and new forfait-jours clause unless the employee is not placed under forfait-jours.

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(b)    Between the date hereof and the Closing Date, the Management Sellers shall use reasonable efforts to cause the Continuing Employees to execute confirmatory assignments of Intellectual Property (the US IP Assignment Agreements), substantially in the form set forth in Schedule 6.4(b).
7.    CLOSING
7.1    date and place of Closing
(a)    Subject to Section 5, Closing shall take place remotely via exchange of documents and signatures (provided however that the up to date registre de mouvements de titres and comptes d’actionnaires will be physically handed over to Buyer’s counsel in Paris).
(b)    Subject to Section 5, Closing shall take place (i) on the first Business Day of the calendar month immediately following the calendar month during which the Conditions are all satisfied or waived in accordance with Section 4; provided that if the Conditions are all satisfied or waived in accordance with Section 4 on or prior to June 21, 2021, Closing shall take place on July 1, 2021; and provided further that if there are less than seven (7) Business Days remaining in the calendar month when the Conditions are all satisfied or waived in accordance with Section 4, then the Closing will occur on the first Business Day in the next following calendar month or (ii) at such other place and time as the Buyer and the Sellers Representative may agree (the Closing Date).
7.2    Deliveries at closing
7.2.1    Deliveries by the Sellers
(a)    At Closing, the Sellers Representative shall deliver to Buyer or procure the delivery to Buyer of:
(i)    originals of the up to date share transfer registers (registre de mouvements de titres), together with the up to date securityholder’s individual accounts (comptes individuels d’actionnaires) for the Company, with entries made to record the transfer of the Transferred Securities to Buyer, free and clear of all Encumbrances, as of the Closing Date;
(ii)    a share transfer form (ordre de mouvement) in respect of the Transferred Securities set forth against the name of each Seller in Schedule 1 into the name of Buyer, duly executed by the relevant Seller;
(iii)    in respect of the Company and the Subsidiary, the resignation of each director or corporate officer or legal representative of such Group Company as listed in Schedule 7.2.1(a)(iii), it being specified that such resignation shall take effect unconditionally on Closing, shall include an irrevocable waiver by the relevant director or corporate officer or legal representative of any claim against the Group Companies in respect of their position and shall be in the Agreed Form set out in Schedule 6;
(iv)    a written statement substantially in the form set out in Schedule 7 confirming that, on the Closing Date, the Sellers have no outstanding claims against any Group Company or any of their directors, corporate officers, legal representatives or employees and irrevocably waive any claims they may have against them following Closing, it being specified that such statement of release does not apply to any salary or other employment-related payments due to any Seller in their capacity as directors, corporate officers or employees of any Group Company;

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(v)    an original copy of the Escrow Agreement duly executed by the Sellers as provided in Section 3.2;
(vi)    an original copy of the amendment of the Free Share 2018 Plan, the Amended SSHA, the Put Option and the Put & Call Option Agreement duly executed by the relevant holders of Free Shares 2018;
(vii)    an original copy of the Employment Agreement Amendments duly executed by the Founders and those of the Key Employees who will have executed such Employment Agreement Amendment as referred to in Section 6.4(a);
(viii)    copies of executed payoff letters referred to in Section 3.4(d) relating to any Indebtedness for borrowed money referred to in limbs (a) and (b) of the definition of Indebtedness outstanding as of immediately prior to Closing, it being specified that at Closing, the amount of any Closing Indebtedness shall be repaid by Buyer in accordance with Section 3.4(d);
(ix)    in relation to any Encumbrances to which the Company or any of the Group Companies is a party in connection with the Closing Indebtedness repaid at Closing and any Encumbrances relating to the Securities to which any person is a party and any instruments and any covenants connected therewith a discharge or release in Agreed Form;
(x)    all documentation and information reasonably required to comply with the Anti-Corruption Laws and the Anti-Money Laundering Laws requested by the Buyer reasonably in advance;
(xi)    a copy of the resolutions as are referred to in paragraph (b);
(xii)    an original copy of the Option Payment Agreement duly executed by each holder of Options listed in Schedule 1, Buyer and the Company; and
(xiii)    evidence that prior notice has been given to the relevant landlord in accordance with the provisions of the lease agreement(s) listed in Schedule 20 (Material Contracts); and
(xiv)    evidence of the termination of the contracts referred to in Schedule 10 and repayment of Galon’s Debt.
(b)    At Closing the Sellers shall procure that board resolutions and resolutions of the supervisory board and/or shareholders resolutions, where required of each Group Company in connection with the change of name if requested and chosen by Buyer at least ten (10) Business Days prior to the Closing Date, or the appointment of any director of such Group Company as from the Closing Date if requested and designated by the Buyer at least ten (10) Business Days prior to the Closing Date.
7.2.2    Deliveries by Buyer
(a)    At Closing Buyer shall:
(i)    deliver or cause to be delivered to the Sellers a SWIFT-type wire transfer orders corresponding to the Closing Payment In Cash in accordance with Section 3.4,
(ii)    deliver or cause to be delivered to each Seller evidence of book-entry notations representing a number of shares of Buyer Common Stock equal to the portion of the Closing Payment in Stock to which each Seller is entitled hereunder, in each case as applicable in accordance with Section 3.4;

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(iii)    deliver or cause to be delivered to the Sellers a SWIFT-type wire transfer order corresponding to the payment of the Escrow Amount to the Escrow Account in accordance with Section 3.4;
(iv)    deliver or cause to be delivered to the Sellers a SWIFT-type wire transfer order corresponding to the payment of the Sellers’ Costs;
(v)    deliver or cause to be delivered to the Sellers a SWIFT-type wire transfer order corresponding to the payment of the Closing Indebtedness in accordance with Section 3.4;
(vi)    deliver or cause to be delivered to the Sellers a SWIFT-type wire transfer order corresponding to the payment of the Vested Option Payment in accordance with Section 3.4;
(vii)    deliver to the Sellers Representative:
(A)    the tax transfer forms (formulaire cerfa n°2759-SD) in respect of all such Transferred Securities, duly executed by Buyer;
(B)    an original copy of the Escrow Agreement duly executed by the Buyer as provided in Section 3.2;
(C)    an original copy of the Amended SSHA and of the Put Option for each holder of Free Shares 2018 duly executed by the Buyer;
(D)    an original copy of the Put & Call Option Agreement for each Founder duly executed by the Buyer;
(E)    an original copy of the Option Payment Agreement for each holder of Options listed in Schedule 1 duly executed by the Buyer and such holder of Options;
(F)    an original copy of equity letter from the Buyer substantially in the form set out in Schedule 7.2.2(a)(vii) duly executed by the Buyer; and
(G)    a certified copy of a board resolution of Buyer approving the Transaction and the execution by Buyer of the Transaction Documents and any other documents referred to in this Agreement;
(viii)    deliver to the Sellers Representative all documentation and information reasonably required to comply with the Anti-Corruption Laws and the Anti-Money Laundering Laws requested by the Sellers Representative reasonably in advance.
7.2.3    Indivisibility
(a)    Each Party shall further execute and deliver to the relevant Parties all other documents and take all necessary measures that may be reasonably required by any other Party to carry out the transactions contemplated in this Agreement.
(b)    All matters at Closing will be deemed to take place simultaneously and all documents and items delivered and payments made in connection with Closing shall be held by the recipient to the order of the person delivering them until such time as Closing takes place. Each of such actions, deliveries and payments shall be deemed to have occurred as at the Closing Date.
(c)    All of the actions required for Closing described in paragraphs 7.2.1 to 7.2.2 above are conditional upon the occurrence of all other such actions. In the event that any Party fails to complete any of the actions and deliveries set forth in Sections 7.2 and 3.4 on the Closing Date, then the other Parties shall be entitled to refuse to proceed with the Closing and shall have the right to terminate this Agreement, without incurring any liability vis à vis the other Parties in connection with such refusal and

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termination. Such right to terminate this Agreement is in addition and without prejudice to all other rights and remedies available to the non-defaulting Parties, including the right to claim damages and/or the right to require the specific performance (exécution forcée) of the Transaction in accordance with the provisions of Section 15.
8.    POST-CLOSING OBLIGATIONS
8.1    Books and Records
As soon as possible after Closing the Management Sellers shall send to Buyer, to the extent not already in the possession of any of the Group Companies, all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by the Company with respect to the Business and/or relating to each Group Company up and until the Closing Date, in each case if not required to be delivered at Closing (the Books and Records).
(a)    The Buyer shall procure that (i) as from Closing, the Company and its Subsidiary shall maintain its Book and Records until the expiration of any applicable statutory period requiring the maintenance of such Books and Records and that (ii) until the later of the date of winding-up of the relevant entity and the fifth anniversary of the Closing, the Group Companies shall, subject to customary protection and covenants relating to confidential information, provide promptly to the Sellers access to, and copies of, such Books and Records and shall provide such other assistance (for instance, by making available employees to provide additional information and explanations on any materials so provided) as may be reasonably necessary for the Sellers and their Affiliates to fulfil their respective obligations including pursuant to applicable Tax, accounting or other Laws unless such access or disclosure, would, in the Buyer's sole discretion, acting reasonably:
(i)    result in the disclosure of commercially sensitive or inside information;
(ii)    cause material harm to the Group Companies;
(iii)    jeopardize any attorney-client or other legal privilege;
(iv)    contravene any applicable Law; or
(v)    interfere unreasonably with the conduct of the business of the Group Companies.
8.2    Money Laundering and KYC
Each Seller undertakes to provide, and the Management Sellers shall procure that any relevant Group Company provides, all information and documents necessary as may be reasonably required by any member of Buyer Group in connection with the relevant provisions of the Anti-Money Laundering Laws, the Anti-Corruption Laws and/or the Sanctions Regulations.
The Buyer undertakes to provide, and to procure that any relevant member of the Buyer Group or any relevant Group Company provides all information and documents necessary as may be required by any member of Sellers Group in connection with the relevant provisions of the Anti-Money Laundering Laws, the Anti-Corruption Laws and/or the Sanctions Regulations.

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8.3    Relations with the Sellers
8.3.1    Contracts with the Sellers Group
Except as disclosed in Schedule 10, each Seller shall ensure that upon Closing, (i) all contracts identified in Schedule 10 entered into between certain Group Companies and such Seller will be terminated with effect as from the Closing Date3, at no cost to any of Buyer or any Group Company, save as otherwise provided in the relevant contracts and (ii) each Group Company is released from all existing Third Party Guarantees given in respect of obligations of such Seller (or any member of its group). The Management Sellers shall, each within its respective power and authority within the Company, cause the Company to ensure the foregoing.
8.3.2    Release of Third Party Guarantees4
Except as disclosed in Schedule 8.3.2, each Seller shall ensure that as soon as reasonably practicable after Closing each Group Company is released from all Third Party Guarantees given by such Group Company in respect of obligations of such Seller (or any member of its group). The Management Sellers shall, each within its respective power and authority within the Company, cause the Company to ensure the foregoing.
The Buyer shall ensure that as soon as reasonably practicable after Closing any Seller is released from all Third Party Guarantees given by it in respect of obligations of a Group Company.
8.4    Shares of Buyer Common Stock; Resale Registration Statement
8.4.1    Shares of Buyer Common Stock
The shares of Buyer Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the Securities Act) (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC under the Securities Act and/or Regulation S promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. All recipients of such shares of Buyer Common Stock either shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and either Buyer receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Buyer, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable. Shares of Buyer Common Stock issued pursuant to the terms of this Agreement will bear an appropriate legend and restriction on the books of Buyer’s transfer agent to that effect.
3 Note to Sellers: Schedule 9 will include a reference to J. Galon’s debt to the Company that should be repaid upon Closing.
4 Note to draft : To be confirmed/adjusted during due diligence phase.

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8.4.2    Resale Registration Statement
Within ten (10) Business Days following the Closing Date with respect to a registration statement on Form S-1 and two (2) Business Days following the Closing Date with respect to a registration statement on Form S-3 (or any prospectus supplement thereto), Buyer shall file with the SEC, and, if applicable, use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after filing, a registration statement on Form S-1 (solely to the extent Form S-3 (including Form S-3ASR) is then unavailable for use by the Buyer), a shelf registration statement on Form S-3 (solely to the extent Form S-3 ASR is then unavailable for use by the Buyer), or a prospectus supplement to Buyer's existing automatic shelf registration statement on Form S-3ASR (File No. 333-252681) (including any amendments or supplements, the "Registration Statement"), and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities provided, that Buyer shall only be obligated to file (or supplement or amend) the Registration Statement during an “open trading window” as determined by Buyer’s insider trading policies. As a condition to its obligations under this Section, Buyer may require each Holder of Registrable Securities (as hereinafter defined) as to which any registration is being effected to (i) complete a stockholder questionnaire in the form attached hereto as Schedule 8.4.2 and to furnish Buyer with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Buyer may from time to time reasonably request in writing and (ii) promptly notify Buyer in writing of any changes in the information set forth in the applicable Registration Statement or Prospectus after it is prepared regarding the Holder of Registrable Securities. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section, a “Holder of Registrable Securities” refers solely to a holder of Registrable Securities as of or following the Closing Date.
8.4.3    Blackout Periods
Buyer may, by prior written notice to all Holders of Registrable Securities (each such notice, a Blackout Notice), (a) delay the filing of the Registration Statement or a request for acceleration of the effective date or (b) suspend the Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in each case for a period of not more than 60 days in the event that (i) Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Buyer desires to keep confidential for business reasons, if Buyer determines in good faith that the public disclosure requirements imposed on Buyer under the Securities Act in connection with such Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in imminent and material harm to Buyer or (ii) any other event occurs that makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein not misleading, and in each case, if a similar blackout period is imposed by the Buyer on all other registration statements the Buyer has on file with the SEC; provided, however, that Buyer may not invoke this right more than once in any 12-month period. If Buyer suspends the Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section, Buyer shall, as promptly as reasonably practicable (and following the termination of the circumstance which entitled Buyer to do so, in the case of a Blackout Notice delivered pursuant to clause (i) of the prior sentence), take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give written notice to all Holders of Registrable Securities authorizing them to resume

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sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Buyer shall enclose such revised Prospectus with the notice to the Holders of Registrable Securities given pursuant to this Section, and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Buyer need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities. For the avoidance of doubt, the restrictions in this paragraph shall be in addition to any normal quarterly blackouts that may apply to directors, officers and employees of Buyer following the Closing Date pursuant to Buyer’s insider trading policies.
8.4.4    EXPENSES
All expenses incident to Buyer’s performance of, or compliance with, its obligations in connection with the registration of Registrable Securities under this Section 8.4 shall be borne by Buyer. Buyer shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by Sellers or any Holder of Registrable Securities in connection with the sale of Registrable Securities. Sellers shall also bear and pay the discounts, brokerage fees and underwriting fees, if any, applicable to securities offered for its account in connection with any registrations, filings and qualifications made pursuant to this Agreement.
8.5    Employment Matters
8.5.1    Continuing Employees
The Buyer shall provide, or shall cause the Affiliate of the Buyer that will employ the Continuing Employees to provide, through December 31, 2021, to each Continuing Employee: (i) the same or greater base salary or wage rate and target cash incentive opportunity that, are no less favorable than were provided to such Continuing Employee as of immediately prior to the Closing; (ii) employment at a location that does not increase the one-way commute of the Continuing Employee by more than 50 kilometers from his/her commute as of the Closing; and (iii)  employee benefits (other than equity-based benefits) that, with respect to such Continuing Employee, are substantially equivalent to the benefits (including severance benefits, vacation and sick or other paid leave accrual rates) provided by the Company or any of its Affiliates to such Continuing Employee immediately before the Closing.
8.5.2    No Third Party Beneficiaries
Nothing expressed or implied in this Section 8.5 shall confer upon any of the Company Employees any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA or otherwise) of the Sellers, its Affiliates, a Group Company or the Buyer, and no person participating in any such employee benefit plan maintained by the Sellers, its Affiliates, a Group Company or the Buyer shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

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8.6    No Claims
Without prejudice to any of the Buyer’s rights under the Transaction Documents (including without limitation under Section 11 hereof and under the relevant employment agreements), and save in case of fraud or criminal offense, the Buyer shall not, and shall procure that the Company or its Subsidiary shall not, bring any claim, action, suit or litigation (or facilitate any such claim, action, suit or litigation from any Person), whether directly or indirectly or through a third party, against any of the Group Company's directors, officers or members of the board of directors, whether former or actual, which in any way relate to (i) the transactions contemplated by this Agreement, its preparation or performance (including the preparation of the Data-Room) or (ii) the management, direction or supervision of the Group Companies prior to the Closing, and the Buyer shall hold harmless any such persons from and against any and all losses suffered in connection with any of the aforementioned claim, action, suit or litigation brought by any person.
8.7    Indemnification
(a)    Buyer shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Seller, its officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees, each Person who controls a Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Specific Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by Buyer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except that Buyer shall not be liable for Specific Losses to the extent that any such Specific Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with the information supplied by a Seller or any Holder of Registrable Securities, it being understood that such information with respect to any Seller is limited to the name of the Seller, the number of Registrable Securities offered by the Seller and the address and other information with respect to such Seller that appear in the footnotes under the caption “Selling Stockholder” (or such other similarly captioned section) in the Registration Statement, Prospectus, or any or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus (such information, the Selling Holder Information). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in 8.7(c)) and shall survive the transfer of the Registrable Securities by a Seller.
(b)    Each Seller shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless Buyer, its officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees, each Person who controls Buyer (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against all Specific Losses, as incurred, to the extent such Specific Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent that such untrue statements or omissions are based solely upon the Selling Holder Information with respect to such

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Seller. In no event shall the liability of any Seller hereunder be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c)    If any action, claim, suit, investigation or proceeding (“Specific Proceeding”) shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially prejudiced (through the forfeiture of substantive rights or defenses) the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall, subject to the immediately following paragraph, not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Specific Indemnified Party, in connection with the defense thereof. An Indemnified Party shall have the right to employ separate counsel in any such Specific Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Specific Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Specific Proceeding; or (3) the named parties to any such Specific Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Specific Proceeding effected without its written consent, but if settled with such consent, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Specific Losses by reason of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Specific Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Specific Proceeding. Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Specific Proceeding in a manner not inconsistent with this Section 8.7) shall be paid to the Indemnified Party, quarterly in arrears as they are incurred following written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 8.7, except to the extent that the Indemnifying Party is materially prejudiced (through the forfeiture of substantive rights or defenses) in its ability to defend such action.

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(d)    If a claim for indemnification under Section 8.7(a) or 8.7(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Specific Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Specific Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Specific Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Specific Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Specific Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 8.7 was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8.7(d), (A) no Seller shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Seller from the sale of the Registrable Securities subject to the Specific Proceeding exceeds the amount of any damages that such Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (B) no contribution will be made under circumstances where the maker of such contribution would not have been required to indemnify the Indemnified Party under the fault standards set forth in this Section 8.7. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)    The indemnity and contribution agreements contained in this Section 8.7 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under this Agreement.
9.    REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct. Except for the representations and warranties contained in this Section 9, Buyer make no other express or implied representation or warranty to the Sellers. For the avoidance of doubt, Buyer shall not grant the Sellers any representations and warranties as to the tax treatment resulting from the Transaction (including the contribution of the Transferred Securities pursuant to Section 3.1(c)), and shall not be liable for any Tax liability in relation thereto.

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9.1    Organization; authority
(a)    Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full corporate power and authority to own and lease its properties and assets and conduct its business as such business is presently being conducted.
(b)    Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The board of directors of Buyer has duly approved the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is to be a party and the consummation by Buyer of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the other Transaction Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby.
(c)    This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery of the other Transaction Documents to which Buyer is or will be a party, the other Transaction Documents will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity).
9.2    issuance and listing of shares
The Buyer Common Stock, which will be delivered to the Sellers in accordance with this Agreement as part of the Final Consideration, will be duly authorized, validly issued free from any Encumbrances, fully paid and non-assessable, and shall have been approved for listing (subject to official notice of issuance) on Nasdaq.
9.3    NASDAQ Compliance
Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
Buyer qualifies as a Well-Known Seasoned Issuer as defined in Rule 405 of the Securities Act.
9.4    No Conflict or Violation.
Neither the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Buyer, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, Indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, or (c) violate any Laws, except in each case for any violation, conflict, default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

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9.5    Consents and approvals
Except as set forth in this Agreement, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any person or any Authority is required to be made or obtained by the Buyer or any Affiliate of the Buyer in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is to be a party and the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents by the Seller.
9.6    No Brokers

No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, from Buyer nor any of its Representatives or Affiliates in connection with the Transaction.
9.7    SEC Reports and Financial Statements
Since January 1, 2019, Buyer has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the Buyer SEC Documents). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Buyer SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq, and none of the Buyer SEC Documents contained (or with respect to Buyer SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Buyer SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2018, neither Buyer nor any of its subsidiaries has received from the SEC or any other Authority any written comments or questions with respect to any of the Buyer SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Authority that such Buyer SEC Documents are being reviewed or investigated, and, to Buyer’s knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Authority of any Buyer SEC Documents.
The consolidated financial statements (including all related notes and schedules) of Buyer included or incorporated by reference in the Buyer SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).
Neither Buyer nor any of its subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Buyer or any of its subsidiaries, on the one hand, and

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any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in Buyer’s published financial statements or any Buyer SEC Document.
9.8    Internal Controls and Procedures
Buyer has established and maintains, and at all times since January 1, 2018 has maintained, disclosure controls and procedures and internal control over financial reporting, respectively, to the extent required under Rule 13a-15 under the United States Securities Exchange Act of 1934, as amended (the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, to Buyer’s knowledge, Buyer’s principal executive officer and its principal financial officer have disclosed to Buyer’s auditors and the audit committee of Buyer’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2018 through the date hereof, to Buyer’s knowledge, neither Buyer nor any of its subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its subsidiaries or their respective internal accounting controls.
9.9    No Undisclosed Liabilities
Except as set out in Buyer’s audited consolidated accounts as at, and in respect of the financial year ended on, the Balance Sheet Date, comprising the balance sheet and the related profit and loss statement included in the Buyer SEC Documents filed or furnished prior to the date hereof, none of Buyer or any member of Buyer Group has any material liability required to be reflected as such in balance sheet pursuant to applicable generally accepted accounting principles, except for (i) liabilities reflected or reserved against in such accounts, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities in connection with this Transaction or the acquisition of Decipher Biosciences, Inc. and the financing thereof, or (iv) liabilities which would not reasonably be expected to have a Material Adverse Effect.
9.10    Absence of Certain Changes or Events

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From January 1, 2021 through the date hereof, there has not occurred any fact, event, change, development, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
9.11    Compliance
Since January 1, 2018, Buyer has been in compliance in all material respects with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Regulations.
Buyer certifies, pursuant to Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Regulations:
(i)    it acts for its own benefit;
(ii)    the origin and source of funds paid to the Sellers for the purchase of the Transferred Securities is legal and does not come from (i) an activity contrary to Anti-Money Laundering Laws, the Anti-Corruption Laws and/or the Sanctions Regulations and (ii) a Sanctioned Country; and
(iii)    it has not facilitated by any means the misleading justification of the origin of goods or income of the perpetrator of a crime or an offense which has brought him a direct or indirect profit, or provided an assistance for any investment, concealment or conversion transaction of the direct or indirect outcome of any crime or offense or the financing of a terrorist activity.
As of the date hereof, Buyer is not a Sanctioned Person.
10.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS5
(a)    Each of the Sellers hereby individually represents to Buyer, in respect of itself and only with respect to the Transferred Securities it/he/she owns, that each Fundamental Warranty set forth in Section 1 of Exhibit B (Representations and warranties of the Sellers) is true and correct as of the date hereof, and will remain, as of the Closing Date, true and correct, except to the extent that any Fundamental Warranty is made as of a specific date (in which case such Fundamental Warranty shall be true and correct only as of such date).
(b)    Each of the Management Sellers hereby represents to Buyer that each Business Warranty set forth in Section 2 of Exhibit B (Representations and warranties of the Seller) and each Tax Warranty is true and correct as of the date hereof, and will remain, as of the Closing Date, true and correct, except to the extent that any Business Warranty or Tax Warranty is made as of a specific date (in which case such Business Warranty or Tax Warranty shall be true and correct only as of such date) (for the avoidance of doubt, any claim in relation to this Section may only be made in accordance with Section 11).
(c)    The Sellers make no representation and gives no warranty to the Buyer other than those expressly and specifically made and given in this Agreement, and accordingly, the Buyer shall not be entitled to make any claim on the basis of any other representation or warranty. In particular, without limiting the generality of the foregoing, the Sellers makes no representation or warranty whatsoever in relation to: (i) the accuracy or completeness of any projections, business plans, budgets, or other forward looking information delivered to the Buyer, its advisors or Affiliates during their examination of the Group Companies, or (ii) the future relations of the Group Companies with any Authorities, customers, suppliers, consultants, employees or any other third party, unless otherwise expressly provided herein.
5 Note to draft : Reps and warranties of the Sellers are subject to ongoing diligence, review and discussion.

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(d)    The Warranties are given subject to matters fairly disclosed (with sufficient details to enable Buyer advised by its advisors to identify the nature and scope of the matter disclosed and to make a reasonably informed assessment of its impact on the relevant Group Company and/or its business) in the Agreement. The Seller shall not be liable to the Buyer in respect of any Loss arising from facts, events or circumstances referred to or fairly disclosed in this Agreement (including, for the avoidance of doubt, in any of its Schedules and Exhibits, it being specified that any disclosure made in a Schedule or in an Exhibit relating to a given Warranty is deemed to be made against all the other Warranties where the inaccuracy of such other Warranties is readily apparent in the disclosure). No other information of which Buyer has knowledge shall prejudice any claim made by Buyer under the Agreement or operate to reduce any amount recoverable thereunder.
(e)    Each of the Warranties shall be interpreted as a separate and independent Warranty and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other representation, warranty or term of the Agreement.
(f)    Except as disclosed in Schedule 10(f), the Sellers waive and shall procure that all members of the Sellers Group shall waive any rights and remedies they may have against any member of Buyer Group or any Group Company or any of their respective present or former employees, directors, agents, officers or advisers with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the Transaction other than in the case of fraud and agrees that no such rights or remedies shall constitute a defence to any claim by Buyer under this Agreement.
(g)    Each Seller receiving Registrable Securities pursuant to this Agreement meets the criteria of an “accredited investor” as defined in Rule 501(a) of Regulation D adopted under the Securities Act.
(h)    Each Seller understands that the Registrable Securities are “restricted securities”, the issuance of which has not been registered under the Securities Act or any applicable state securities law and that Sellers are acquiring the Registrable Securities as principal for their own accounts and not with a view to, or for distributing or reselling such Registrable Securities or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, Sellers do not agree to hold any of the Registrable Securities for any minimum period of time and reserves the right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Registrable Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. The Sellers do not presently have any agreement, plan or understanding, directly or indirectly, to distribute or effect any distribution of any of the Registrable Securities (or any securities which are derivatives thereof) to or through any person or entity.
(i)    The Sellers are able to bear the economic risk of an investment in the Registrable Securities and have sufficient knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of ownership of the Registrable Securities and that they are able to bear the financial risks thereof.
11.    INDEMNIFICATION BY THE SELLERS
11.1    REPAYMENT OBLIGATIONS

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(a)    Subject to the provisions of this Section 11 from and after the Closing Date:
(i)    all the Sellers shall, severally and not jointly (conjointement et non-solidairement), in accordance with their pro rata portion as set out in Exhibit D, indemnify and hold harmless the Buyer from and against any and all Losses borne by a Group Company and/or the Buyer, as applicable, which arise directly in connection with the following matters: any inaccuracy or breach of any Business Warranty made by the Management Sellers in Section 2 of Exhibit B or any Tax Warranty (and in such a case, the Sellers shall have no recourse against the Management Sellers); and
(ii)    each Seller shall individually indemnify and hold harmless the Buyer from and against any and all Losses borne by a Group Company and/or the Buyer, as applicable which arise directly in connection with: (x) any inaccuracy or breach of any Fundamental Warranty made by such Seller in Section 1 of Exhibit B and (y) any breach, non-compliance or non-performance of any covenants or agreements made by such Seller contained in the Agreement.
(b)    Any claim against any of the Sellers in connection with this Agreement shall be made in accordance with this Section 11 and any payment due by a Seller thereunder (a Refund) shall have the nature of a reduction of the part of the Final Consideration paid to such Seller for his Transferred Securities (réduction de prix), unless otherwise required by applicable Laws.
(c)    The amount of the Refund paid to the Buyer by the Sellers under this Section 11 shall ultimately be borne: (x) in respect of Section 11.1(a)(i), by the Sellers in the proportions shown opposite their names in Exhibit D as may be updated from time to time after the date hereof by a notice sent by the Sellers to the Buyer (so long as such revised proportions total 100%) and (y) in respect of Section 11.1(a)(ii), by the relevant Seller only. The Buyer shall not incur any liability to the Sellers for such allocation or for any failure by the Sellers Representative or any other person to allocate the payment for the Refund between the Sellers in accordance with this paragraph.
(d)    When a Refund is subject to any corporate income Tax or if any non-refundable and non-creditable deductions or withholdings are required by Law to be made from such Refund, its amount shall be increased by an additional amount as will, after such corporate income Tax has been paid or such deduction or withholding has been made, leave the Buyer and / or the Group Companies with the same amount as they would have been entitled to receive in the absence of any such requirement to pay corporate income Tax or make a deduction or withholding. In the event where Buyer assigns its rights under this Agreement in accordance with Section 20(a) below, any increased payment that the assignee would be entitled to receive in accordance with this Section (d) shall not exceed the increased payment that the Buyer would have been entitled to receive in accordance herewith if the assignment had not occurred.
11.2    limitations
(a)    Save for fraud, no Claim shall give rise to an indemnification obligation by the Sellers under this Agreement if notice of such Claim is not made in writing, describing the Claim, the amount thereof (if known and quantifiable), and the basis thereof, to the relevant Seller(s) and the Sellers Representative (i) in respect of any Claim in connection with a breach of the Fundamental Warranties and Business Warranties set out in the first sentence of paragraph (a), paragraphs (b), (d), (f), the first sentence of paragraph (g) and the first sentence of paragraph (h) of Section 2.1 (Organization of the Company and its Subsidiary) and Section 2.22 (No Brokers or Transactions Fees) of Exhibit B, prior or on the date falling 30 Business Days following the expiration the applicable statute of limitation, (ii) in respect of any Claim in connection with a breach of the Tax Warranties, prior to or on the date which is 3 years after Closing Date, and (iii) in any other case, prior or on the date which is 18 months after Closing (the Claim Notice), provided that any Claim shall be deemed to be withdrawn 6 months after the date on which the Claim Notice was notified to the relevant Sellers and the Sellers Representative, unless legal proceedings in respect of such claim have been commenced and are being pursued with reasonable diligence. The Buyer shall notify the Claim Notice to the relevant Sellers and the Sellers Representative

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no later than 60 days after the Buyer or the relevant Group Company acquires knowledge that the relevant event, fact or circumstance is a basis for the Claim (or, in case the relevant Claim Notice relates to a Third-Party Claim, it shall be delivered in accordance with Section 11.4(a)), provided that any failure to so notify or any delay in notifying the Sellers Representative shall not relieve the Sellers of their obligations hereunder, except to the extent that the Sellers are actually prejudiced by such failure or delay.
(b)    Except for breaches of the Fundamental Warranties, Tax Warranties and Business Warranties set out in the first sentence of paragraph (a), paragraphs (b), (d), (f), the first sentence of paragraph (g) and the first sentence of paragraph (h) of Section 2.1 (Organization of the Company and its Subsidiary) and Section 2.22 (No Brokers or Transactions Fees) of Exhibit B, no Loss may be claimed under this Section 11 by the Buyer or shall be reimbursable or shall be included in calculating the Threshold Amount, other than indemnifiable Losses in excess of €25,000 resulting from any single claim or aggregated claims arising out of similar facts or circumstances.
(c)    No amount shall be payable to the Buyer in satisfaction of Claims unless and until the aggregate amount of all indemnifiable Losses of the Buyer and/or Group Companies arising therefrom exceeds €500,000 (the Threshold Amount), at which time the Sellers shall indemnify the Buyer for all Losses from the first euro (including for the avoidance of doubt the Threshold Amount) up to an amount not to exceed 10% of the Final Consideration actually received (the Cap), provided however that:
(i)    (x) the Threshold Amount shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of the Fundamental Warranties or the Tax Warranties or Business Warranties set out in the first sentence of paragraph (a), paragraphs (b), (d), (f), the first sentence of paragraph (g) and the first sentence of paragraph (h) of Section 2.1 (Organization of the Company and its Subsidiary) and Section 2.22 (No Brokers or Transactions Fees) of Exhibit B, and none of such Losses shall count towards the satisfaction of the Threshold Amount and (y) the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of the Fundamental Warranties and Business Warranties set out in the first sentence of paragraph (a), paragraphs (b), (d), (f), the first sentence of paragraph (g) and the first sentence of paragraph (h) of Section 2.1 (Organization of the Company and its Subsidiary) and Section 2.22 (No Brokers or Transactions Fees) of Exhibit B and none of such Losses shall count towards the satisfaction of the Cap;
(ii)    the indemnification obligation of each Seller shall not exceed 10% of the Final Consideration actually received by such Seller for his/her/its Transferred Securities and, with respect to each Founder, his/her Free Shares 2018 (including without limitation the Escrow Amount and the Holdback Amount as the case may be), it being specified that this cap shall not apply with respect to any indemnification resulting from, arising out of or relating to breaches of the Fundamental Warranties or Business Warranties set out in the first sentence of paragraph (a), paragraphs (b), (d), (f), the first sentence of paragraph (g) and the first sentence of paragraph (h) of Section 2.1 (Organization of the Company and its Subsidiary) and Section 2.22 (No Brokers or Transactions Fees) of Exhibit B;
(iii)    if a Claim is made in connection with a breach of the Tax Warranties after the Release Date, the aggregate liability of the Sellers for Losses resulting therefrom shall not exceed an amount equal to (the Additional Tax Cap):

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Min (Cap – X ; € 10,000,000 – Y), where:
X means all sums claimed by the Buyer or, as the case may be, paid to the Buyer, under this Section 11 on or prior to the Release Date in relation to any Claims (including Claims made in connection with a breach of Tax Warranties but excluding Claims made in connection with a breach of the Fundamental Warranties);
Y means all sums claimed by the Buyer or, as the case may be, paid to the Buyer, under this Section 11 on or prior to the Release Date in relation to any Claims made in connection with a breach of the Tax Warranties;
For the avoidance of doubt, any Claim made in connection with a breach of the Tax Warranties before the Release Date but pending as at such date shall be subject to the Cap and not the Additional Tax Cap.
(d)    Except in the case of fraud, in no event shall the aggregate amount of all payments made by any Seller in satisfaction of Claims under this Section shall exceed such Seller’s pro rata portion as set out in Exhibit D of all Losses, and in no event shall the aggregate amount of all payments made by any Seller exceed the Final Consideration actually received by such Seller for his/her/its Transferred Securities and, with respect to each Founder, his/her Free Shares 2018 (including without limitation the Escrow Amount and the Holdback Amount as the case may be).
(e)    For the avoidance of doubt, the Buyer may give notice of any single Claim in accordance with this Section, whether or not the Threshold Amount has been exceeded at the time the notice is given.
(f)    The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity (i) more than once in respect of the same Loss, regardless of whether more than one Claim arises in respect of it and (ii) for any breach of the Sellers' Warranties, covenants or obligations contained herein giving rise to a Loss that is already taken into account in the post-Closing adjustment process set out in Section 3.5.
(g)    For the purposes of this Section 11, any Loss shall be determined without regard to any multiple, valuation factor, price earning or equivalent ratio implicit in negotiating and/or settling the Final Consideration.
(h)    The Sellers shall not be liable for indemnification in respect of any Loss under this Section 11 resulting directly from any action taken between the date hereof and the Closing Date, which action has been expressly authorized pursuant to Section 6.1.
(i)    If any Loss is recovered by a Group Company and/or by the Buyer, in whole or in part, from any third party after the payment by the Sellers to Buyer pursuant to this Section 11 in respect of such Loss, amounts so recovered as reduced by the cost incurred by the Buyer and the Group Companies to receive such amounts shall be credited to the Sellers in accordance with their pro rata portion of the payment made by them to the Buyer. Without prejudice to the foregoing, if the Sellers makes any payment in respect of any Loss pursuant to this Section 11 and the Buyer or the Group Companies could have recovered all or a portion of such Loss from a third party, the Buyer or the Group Companies shall assign to the Sellers Representative its rights to proceed against the relevant third party to the extent necessary to permit the Sellers Representative to recover from the third party the amount paid by the Sellers; provided however that this assignment of rights shall not apply against, and the Sellers shall not be entitled to recovery from, any third party who is an employee, supplier, distributor, partner, licensor of intellectual property or a customer or any of the Group Companies.

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(j)    The Sellers shall not be obligated to indemnify the Buyer for any Tax reassessment, the only effect of which would be to shift the income or expense of one financial year to another, and that does not give rise to any additional Tax burden for the Group Companies in comparison to that which they would bear in the absence of such reassessment, except for the amount of any penalty, late payment interest or fine resulting from such reassessment and any related costs (including any treasury costs), fees and charges. The Sellers shall not be obligated to indemnify the Buyer for any value added tax liability which is recoverable by any of the Group Companies and results in no actual charge to the Group Companies.
(k)    Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be obligated to indemnify the Buyer for any reduction of any Tax loss carry back or carry forward, Tax credit or other Tax relief shown on any Tax Returns of any of the Group Companies and any decrease in deferred tax asset shown on any financial statements of any of the Group Companies (including as a result, as the case may be, of a Tax reassessment by the Tax authorities), except in the case where any such Tax loss carry back or carry forward, Tax credit, Tax relief or other deferred Tax asset was taken into account for the calculation of the Net Cash Amount or Net Working Capital Amount (either as such or because it gave rise to a cash Tax saving or payment which a Group Company benefited from prior to the Closing Date). For the avoidance of doubt, it is specified that the Sellers shall be obligated to indemnify the Buyer for any reduction of the French research and development tax credit (including as a result, as the case may be, of a Tax reassessment by the Tax authorities) that was either accounted for as a receivable or already cashed in by the Company on the Closing Date.
(l)    The Sellers shall not be held liable for indemnification in respect of any Loss resulting solely from, or increased by, any voluntary action or omission on the part of the Buyer or any of the Group Companies after the Closing Date, including any change in the accounting principles previously applied by any of the Group Companies.
(m)    No indemnity will be due by the Seller to the Buyer if the Loss arises from the entry into force or the modification of a Law and/or the levy or modification of any Tax or Tax rate after the date hereof, even if such change has a retroactive effect.
(n)    For all purposes of this Section 11, in calculating the amount of any "Loss", there shall be deducted (i) the amount of any indemnification or other recoveries (including insurance proceeds) payable to the Buyer or any of the Group Companies in connection with the facts, matters or circumstances giving rise to the right of indemnification as reduced by the cost incurred by the Buyer and the Group Companies to receive such indemnification or other recoveries and (ii) the amount of any reserve or provision with respect to such Loss recorded in the Accounts and taken into account in the Net Cash Amount or the Working Capital Amount.
(o)    In assessing any Loss, any Tax saving which is or will effectively be available to the Buyer or the relevant Group Company as a direct result of the accrual, incurrence or payment of any such Loss with respect to the financial year(s) when the said Loss is accrued, incurred or paid, shall be deducted from the amount of such Loss.
(p)    The Buyer shall use and, shall procure to the extent of its powers as shareholder of the Company that the Group Companies shall use, commercially reasonable endeavors to avoid or mitigate the amount of any Loss, to the extent such action does not prevent the Group Companies from operating the Business in the ordinary course. For the avoidance of doubt, Buyer shall not be required to cease or reduce developing, promoting, manufacturing, having manufactured, using, marketing, selling, offering for sale or importing, exporting or distributing the Group Companies’ products and services or exploiting their Intellectual Property Rights in order to mitigate Loss.

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11.3    Contingent Liabilities
The Sellers shall not be liable in respect of any contingent liability in relation to any Claim unless and until such contingent liability becomes an actual liability and is due and payable. This is without prejudice to the right of the Buyer to give notice of the relevant Claim to the Sellers Representative notwithstanding the fact that the liability may not have become an actual liability. The fact that the liability may not have become an actual liability within the time limits provided in paragraph 11.2 shall not exonerate the Sellers in respect of any Claim properly notified within such time limits.
11.4    Conduct Of Third Party Claims
(a)    If, after Closing, a Claim Notice relates to any action, lawsuit, proceeding, investigation or other claim brought against the Buyer and/or a Group Company by a Third-Party (a Third-Party Claim), Buyer shall give written notice within ten (10) Business Days after the Buyer or the relevant Group Company acquires knowledge of the event, fact or circumstance giving rise to such Claim to the Sellers Representative describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Sellers Representative shall not relieve the Sellers of their obligations hereunder, except to the extent that the Sellers are actually prejudiced by such failure or delay.
(b)    After such notice, if the Third-Party Claim may result in a claim against the Sellers and the relevant Sellers have unequivocally accepted the principle of their liability hereunder (it being provided that the amount of the Loss which should be indemnified by the Sellers shall be determined in accordance with the terms and limitations set forth in this Section 11), the Sellers Representative, on behalf of the Sellers, shall be entitled, at the risk and expense of the Sellers, to participate in the defense of such claim and consult with Buyer in any defense of such claim, it being understood that:
(i)    Buyer shall have the sole right to control such defense and appoint a lead counsel reasonably acceptable to the Sellers Representative, and shall conduct such defence in good faith;
(ii)    if the Buyer and/or a Group Company receive any communication or notice in relation to any Third-Party Claim, the Buyer shall, and shall procure that the relevant Group Company shall, within five (5) Business Days from such receipt, inform the Sellers Representative and provide the Sellers Representative with a copy of such communication or notice; provided that any failure to so notify or any delay in notifying the Sellers Representative shall not relieve the Sellers of their obligations hereunder, except to the extent that the Sellers are actually prejudiced by such failure or delay;
(iii)    the Buyer shall give, and shall procure that the relevant Group Company gives, to the Sellers Representative and its advisors the opportunity to comment and the right to object with respect to the defense/settlement of any such Third-Party Claim, it being specified that the Buyer shall, and shall procure that the relevant Group Company shall, take into account all reasonable comments of the Sellers Representative and/or its advisors as to the direction and strategy and contents of the defense/settlement; and
(iv)    more specifically, in the case of a Third-Party Claim relating to a Tax audit, claim or reassessment, the Buyer shall, and shall procure that the relevant Group Company shall, (i) communicate to the Sellers Representative a copy of any communication or notice sent by the Tax authorities in relation to such Tax audit, claim or reassessment, within ten (10) Business Days from their receipt, (ii) request the Sellers Representative to provide comments in writing on the draft responses to the Tax authorities prepared by the Buyer, and/or the relevant Group Company and incorporate all reasonable comments of the Sellers Representative into such responses, and (iii) invite the Sellers Representative in due time to all meetings with the Tax auditors or Authorities which may be set up in relation to such Tax audit, claim or reassessment.

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(c)    If the Sellers Representative, on behalf of the Sellers, has decided not to participate in the defence of such claim Third-Party Claim, the Buyer shall (i) conduct such defence in good faithand in a manner a reasonable and prudent defendant would conduct such Third-Party Claim, (ii) promptly provide the Sellers Representative with a copy of any communication or notice received by the Buyer and/or a Group Company in relation to such Third-Party Claim and (iii) keep the Sellers Representative regularly informed of the status thereof.
(d)    In all cases, the Buyer shall, and shall procure that the relevant Group Company shall, reasonably cooperate with the Sellers Representative in the negotiation, conduct, defense and/or settlement of any Third-Party Claim. Conversely, the Seller Representative shall have regard to the corporate interest of the relevant company in the context of the Third-Party Claim.
(e)    The Sellers shall not be liable for any compromise or settlement or waiver of any appeal or other remedy of any such Third-Party Claim effected without the prior written consent of the Sellers Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except where more than 50% of the Loss that may be incurred by the Buyer or any Group Company absent such compromise or settlement or waiver would not be payable by the Sellers pursuant to the provisions of this Agreement. Notwithstanding the foregoing, in the event that the Sellers refuse to consent to a compromise or settlement proposed by Buyer, and it is subsequently determined pursuant to the provisions of this Agreement that the facts underlying such Third-Party Claim constituted a breach of the representations made in this Agreement, Buyer may recover for its Losses in respect of such Claim (subject to the limitations set forth in this Agreement) notwithstanding Seller’s refusal to consent to such proposed compromise or settlement, or if it is determined that Sellers’ refusal was unreasonably withheld, conditioned or delayed.
11.5    Payment
(a)    The payment of any sum due by the Sellers under this Section 11 shall be made by the Sellers in connection with any Claim, within ten Business Days following the acceptance of the Claim by the Sellers Representative, or in the event of a disagreement between the Parties, following the date on which a notification of as the case may be (i) an enforceable decision on the merits (décision exécutoire au fond) is served in respect of any such disagreement between the Parties related to or in connection with a Third-Party Claim, and (ii) an immediately enforceable decision is served in respect of any such disagreement between the Parties related to or in connection with any other Claim (such disagreement being settled in accordance with Section 24); provided that any payment of any sum due by the Sellers under this Section 11 shall be recovered first from the Escrow Amount, in which case Buyer shall within three days after the determination of the amount thereof, deliver a written instruction (together with a copy of the relevant court decision or settlement agreement) to the Escrow Agent instructing such Escrow Agent (x) to release the appropriate portion of the Escrow Amount to an account designated by Buyer, it being specified for the avoidance of doubt that if any payment of any sum due by the Sellers under this Section 11 shall be made prior to the First Installment Date, then the portion of the Escrow Amount to be released shall be limited to the portion allocable to the Sellers other than the Founders and the Estate Vehicles (in which case, the portion allocable to Founders and Estate Vehicles will be paid (i) by way of set-off against the relevant Founder’s First Contingent Consideration in accordance with the terms of the Put & Call Option Agreement or (ii) if such Founder is not entitled to the First Contingent Consideration, directly by such Founder or Estate Vehicle). If the Escrow Amount attributable to a Seller is insufficient to recover its allocable portion in respect of any Claims, then Buyer may, in accordance with this Agreement, seek recovery directly from such Seller individually.

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(b)    In the event of a Tax proceeding in respect of which Buyer has a Claim, and if the Sellers have unequivocally accepted the principle of their liability hereunder in respect of that Claim (it being provided that the amount of the Loss which should be indemnified by the Sellers shall be determined in accordance with the terms and limitations set forth in this Section 11), the Sellers Representative may require Buyer and the Group Company concerned to ask for a deferral of payment of Taxes including any "sursis de paiement" pursuant to the provisions of Section L. 277 of the Book of Tax Procedures (Livre des Procédures Fiscales), but only to the extent that any cost incurred by the concerned Group Company in relation to the implementation of any guarantee that may be required to benefit from any such deferral of payment shall be borne by the Sellers.
11.6    Sellers Access
In the event of a Claim, Buyer shall, subject to the Sellers giving such undertakings as to confidentiality as Buyer may reasonably require, procure that the Sellers and their Representatives (as well as their respective advisors) are provided, upon reasonable notice and during working hours, access to such information, records, premises and personnel of the relevant Group Companies as the Sellers may reasonably require (not being any which would otherwise be subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim.
12.    PROTECTION OF GOODWILL
(a)    In order to confer upon Buyer the full benefit of the business and goodwill of the Group, each Seller undertakes to Buyer and each member of the Buyer Group that it shall not either alone or in conjunction with or on behalf of any other person, do any of the following during a period of three years following the Closing Date offer employment to, enter into a contract for the services of, or attempt to entice away from any of the Group Companies, any individual who is at that time, and was at the Closing Date, employed or directly engaged in a key executive or managerial position with any of the Group Companies (except a person who responds, without any form of approach or solicitation by or on behalf of any member of the Sellers Group, to a general public advertisement made in the ordinary course of business) or procure or facilitate the making of any such attempt by any other person;
(b)    In addition and in furtherance of the above, each Management Seller undertakes to Buyer and each member of the Buyer Group that it shall not either alone or in conjunction with or on behalf of any other person, do any of the following during a period of three years following the Closing Date:
(i)    except in the ordinary course of business, deal with or canvass, solicit or seek to solicit the custom of any person who has been a regular customer of any of the Group Companies at any time within the 12 months immediately prior to Closing if that dealing or solicitation causes or could cause such customer to cease being a customer of any of the Group Companies; and
(ii)    except in the ordinary course of business, solicit or entice away from any of the Group Companies any supplier who had supplied goods and/or services to any of the Group Companies at any time during the 12 months immediately prior to Closing if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any of the Group Companies.

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(c)    The undertakings in this Section 12 are intended for the benefit of Buyer and each Group Company and apply to actions carried out by the relevant Sellers in any capacity whatsoever and whether directly or indirectly, on the Management Sellers’ or any Affiliate of the Management Sellers' own behalf, on behalf of any other person or jointly with any other person.
(d)    Each Management Seller and Seller who is a natural person agrees that the undertakings contained in this Section 12 are reasonable and necessary for the protection of Buyer’s legitimate interests in the goodwill of the Group Companies and do not prevent the relevant Management Sellers and Sellers to exercise another professional activity complying with their professional training and experience.
(e)    Without prejudice to Section (c), if any undertaking in this Section 12 is found by any court or other competent Authority to be void or unenforceable the Management Sellers, the relevant Sellers and the Buyer shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces and the validity of the other undertakings shall not be affected.
(f)    The Sellers acknowledge that the violation of any such undertakings may generate a damage to Buyer and the Group Companies of such significance that it would not be sufficiently compensated by the allocation of damages. Consequently, Buyer expressly reserve the right to request for any conservatory or enforceable measure pertaining to prohibit the conduct of any activities which violates any of the undertakings provided in this Section 12.
13.    SELLERS REPRESENTATIVE
(a)    Subject to Section (c), each Seller hereby irrevocably appoints Vincent Fert, effective from and after the date of this Agreement, to act as the Sellers Representative (the Sellers Representative) and to represent each Seller for the purposes of: (i) any consent, notice, action or step to be given, received, conducted or taken hereunder by the Sellers, (ii) handling, disputing or settling or otherwise dealing with any and all claims under this Agreement, (iii) any dispute arising in connection with this Agreement, (iv) any amendment to be made to this Agreement and (v) more generally, exercising all the rights and obligations of the Sellers under this Agreement, in accordance with the provisions of Article 1153 et seq. of the French Civil Code.
(b)    Each Seller hereby specifically authorizes, under Article 1161 of the French Civil Code, the Sellers Representative to act as representative of several of them for the purpose of the negotiation and execution on their behalf of any agreement or document to which such Sellers (including as applicable the Sellers Representative) are parties.
(c)    If for any reason Vincent Fert shall not be able to act as the Sellers Representative and the Sellers nominate in writing another person to fill the role of Sellers Representative, such other person as shall be so notified in writing to Buyer by the Sellers shall be the Sellers Representative in substitution for Vincent Fert from time to time.
14.    CONFIDENTIALITY AND PUBLIC DISCLOSURE6
(a)    The Parties hereto acknowledge that the mutual confidentiality agreement entered into between the Company and the Buyer on May 18, 2020 shall remain in full force and effect up to the Closing Date, it being agreed that should Closing not take place, it shall remain in force until its contractual termination date.
6 Note to draft : to be reviewed in conjunction with the NDA

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(b)    Except for the press releases which the Sellers Group and the Buyer's Group agree to issue on the date hereof, pending Closing, the Sellers shall not, and the Sellers shall cause each of the Company, the Subsidiary and their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by Laws (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Buyer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals contemplated by this Agreement.
(c)    As soon as practicable after Closing, the Sellers Representative and Buyer shall procure that a joint announcement of the Transaction is made to the customers and suppliers of the Group by way of press release in Agreed Form.
(d)    Subject to Section (e), each Party:
(i)    shall treat as strictly confidential:
(A)    any information relating to the Transaction, the provisions of this Agreement and the other Transaction Documents (including the names of the parties to such agreements) and the process of their negotiations;
(B)    in the case of the Sellers, any information received or held by the Sellers or any of their Representatives which relates to the Buyer Group or, following Closing, to any of the Group Companies; and
(C)    in the case of the Buyer, any information received or held by Buyer or any of its Representatives which relates to the Sellers Group or, prior to Closing, to any of the Group Companies,
(together Confidential Information); and
(ii)    shall not, except with the prior written consent of the Sellers Representative, in the case of Buyer, or Buyer, in the case of any of the Sellers (in each case which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under the Agreement) or disclose to any person (other than its Representatives as well as its and their advisors and providers of finance for the purposes of the Transaction in accordance with Section (e)) any Confidential Information.
(e)    Each Party undertakes that it shall only disclose Confidential Information to Representatives as well as its and their advisors (and, with respect to FPCI PSIM, to its members of the investment committee of its management company or of any entity managing such fund and to its own investors, shareholders, partners or members, or any Affiliates of such fund (other than companies in the portfolio of any such Affiliates) as may be otherwise required under internal rules of PSIM), for the purpose of the Transaction where it is reasonably required for the purposes of performing its obligations under the Agreement or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Section 14 and instructed to comply with this Section 14 as if they were a Party to it.

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(f)    Section (b) and (d) shall not apply if and to the extent that the Party using or disclosing Confidential Information or making such announcement can demonstrate that:
(i)    such disclosure or announcement is required by Law or by any stock exchange or any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction, including as may be required in connection with the satisfaction of the Conditions;
(ii)    such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under the Agreement which is permitted by Section 20; or
(iii)    the Confidential Information concerned has come into the public domain other than through its fault (or that of its Affiliates or Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Section (e).
(g)    The provisions of this Section 13 shall survive termination of the Agreement or Closing, as the case may be, and shall continue for a period of 10 years from the date of the Agreement.
15.    FURTHER ASSURANCE
(a)    The Buyer shall use all reasonable efforts to, at its own cost, promptly execute and deliver all necessary documents and do all necessary things and provide all necessary information and assistance, as Sellers may from time to time reasonably require for the purpose of giving full effect to the provisions of the Agreement.
(b)    The Sellers shall use all reasonable efforts to, at their own cost, promptly execute and deliver all necessary documents and do all necessary things and provide all necessary information and assistance, as Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of the Agreement.
16.    SPECIFIC PERFORMANCE; REMEDIES
(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief.
(b)    Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of the Agreement are not performed in accordance with their specific terms or otherwise are breached. Without prejudice to the other remedies provided for in Article 1217 of the French Civil Code, each Party agrees that, in case of breach or non-compliance of its obligations under the Agreement, any other Party may seek the specific performance (exécution forcée) of such obligations in accordance with Articles 1221 and 1222 of the French Civil Code even if there is a manifest disproportion between its cost to the defaulting party and its interest for the other parties.
(c)    Save as otherwise provided in this Agreement, each Party irrevocably waive any right to terminate this Agreement under Article 1226 of the Code Civil.

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17.    ENTIRE AGREEMENT
(a)    This Agreement and the other Transaction Documents together constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the confidentiality agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms.
(b)    If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as among the Parties and as among any members of the Sellers Group and any members of Buyer Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Sellers and Buyer are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override the Agreement in that respect.
18.    WAIVER AND VARIATION
(a)    Unless otherwise specifically provided, a failure or delay by a Party to exercise any right or remedy provided under the Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under the Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.
(b)    Unless otherwise specifically provided, a waiver of any right, provision, condition, consent or remedy or any discharge of any obligation or liability under the Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
(c)    No variation or amendment of the Agreement shall be valid unless it is in writing and duly executed by or on behalf of Buyer and the Sellers Representative. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of the Agreement, nor shall it affect any rights or obligations under or pursuant to the Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to the Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.
19.    SEVERABILITY
In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the Parties hereto. The Parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
20.    ASSIGNMENT
(a)    Except as provided in this Section 20 neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its rights and delegate its obligations under this Agreement without the prior consent of any other party hereto to any direct or indirect wholly owned subsidiary of Buyer which is a company organized under the laws of and whose registered office is in the United States of America, provided that (i) notwithstanding any such assignment, Buyer shall remain liable for all of its obligations under this Agreement unless a prior discharge from the Sellers Representative has been formally obtained, (ii) the

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assignment and the identity of the assignee shall be notified in writing to the Sellers Representative as soon as practicable, (iii) such assignment shall have no adverse consequences for the Sellers and shall not substantially affect the terms of this Agreement (in particular with respect to the Foreign Investment Authorization or the Stock Portion of the Provisional Consideration) and (iv) the results of KYC performed by the Sellers (with respect to which Buyer shall cooperate in relation thereto) in respect of such assignee are reasonably satisfactory to the Sellers.
(b)    Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
(c)    Save in the event of an assignment by Buyer of the benefit of the Agreement and/or of any other Transaction Document as provided in Section (a) all rights (including that to bring a Claim to the Sellers) and obligations of Buyer will remain with Buyer notwithstanding the assignment of any or all of the Transferred Securities or the assets of any of the Group Companies.
21.    NOTICES
(a)    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing, in English, and shall be deemed to have been given (a) when personally delivered, upon delivery (b) when transmitted via email to the email address set out below (subject to confirmation of delivery by a delivery receipt), upon delivery or (c) when delivered by registered letter with acknowledgment of receipt or by an internationally recognized express overnight delivery service, upon the first presentation. All notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:
For any Seller:
Name:    Vincent Fert
Address:    [ ● ]
E-mail address:    Vincent.Fert@haliodx.com
with a copy to:
Name:    Shearman & Sterling LLP
For the attention of:    Hervé Letréguilly
Address:    7, rue Jacques Bingen, 75017 Paris
E-mail address:    hletreguilly@shearman.com

For Buyer:
Name:    Veracyte
For the attention of:    Bonnie Anderson
Address:    [ ● ]
E-mail address:    bonnie@veracyte.com
with a copy to:
Name:    [ ● ]
For the attention of:    [ ● ]
Address:    [ ● ]
E-mail address:    [ ● ]

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(b)    Any Party may notify the other Parties of any change to its address or other details specified in this Section 21, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.
(c)    Any notice to be given to or by all of the Sellers under the Agreement shall be deemed to have been properly given if it is given to or by the Sellers Representative.
22.    COSTS
Whether or not the Transaction is completed and except as otherwise provided in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents. By way of exception, the taxes referred to in Article 726 of the French General Tax Code shall be borne by Buyer and Buyer shall send a notice to the Sellers Representative within 30 days as from the Closing confirming that such payment has been made.
23.    PAYMENT, CURRENCY, WITHHOLDING AND DEDUCTIONS
All cash payments under or in connection with this Agreement shall be made in EUR (if the amount to be paid is not expressed in EUR, the equivalent amount in EUR shall be determined in accordance with the Exchange Rate), by electronic wire transfer, free of any bank charges and other deductions, or withholdings in immediately available funds.
24.    GOVERNING LAW AND JURISDICTION
(a)    This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of France.
(b)    The Parties hereto irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris any disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
(c)    For the purposes of this Clause, dispute means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with the Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of the Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with the Agreement.
In accordance with Articles 1366 et seq. of the French Civil Code, the Parties agree that each Party can duly execute the Agreement electronically, including by appending an electronic signature generated through DocuSign’s service or any similar service, and acknowledge that such electronic signature carries the same legal value as their handwritten signature.
[Rest of the page intentionally left blank – Signature pages follow]

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[Signature page of the Securities Purchase and Contribution Agreement]

The Sellers
*[Seller 1] ___________________________ Duly represented by: [ ● ]	*[Seller 2] ___________________________ Duly represented by: [ ● ]

*[Seller 3] ___________________________ Duly represented by: [ ● ]	*[Seller 4] ___________________________ Duly represented by: [ ● ]

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[Signature page of the Securities Purchase and Contribution Agreement]

The Buyer *[Buyer] ___________________________ Duly represented by: [ ● ]

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EXHIBIT A
Definitions and Interpretation
1.    Definition
In this Agreement, unless the context otherwise requires:
Accounts means (i) the audited accounts of the Company as at, and in respect of the financial year ended on, the Balance Sheet Date, comprising the balance sheet and the related profit and loss statement and (ii) the audited consolidated accounts of the Company as at, and in respect of the financial year ended on, the Balance Sheet Date, comprising the balance sheet and the related profit and loss statement; and (iii) the statutory accounts of the Subsidiary as at, and in respect of the financial year ended on, the Balance Sheet Date, comprising the balance sheet and the related profit and loss statement; copies of all which are attached hereto as Schedule 12.
Acquisition Proposal means, with respect to the Company or the Subsidiary, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to: (i) any acquisition or purchase from the Company, or from the holders of Securities, by any Person of any Securities of the Company or the Subsidiary or exchange offer that if consummated would result in any Person or group of Persons beneficially owning any Securities or the Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or the Subsidiary, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of the Company or the Subsidiary in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or the Subsidiary, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transaction.
Administrative Extension means any decision or measure adopted by any Authority in the context of the Covid-19 that may delay the satisfaction of the Condition, in which case the Long Stop Date may be extended accordingly at Buyer’s option.
Affiliate means, in relation to a person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person as well as with respect to any fund (ii) any person managing or advising (including by way of delegation) such fund and any other fund managed or advised (including by way of delegation) by the same person (or the same management company) or by any Affiliate, within the meaning of (i), of such Person, in each case from time to time, it being agreed that, (i) with respect with the Institutional Sellers or Buyer, it shall not include any portfolio company in which any Institutional Seller, Buyer or their respective Affiliates have invested, and (ii) with respect to any natural person, it shall include any spouse, grandparent, parent, sibling or descendant of such natural person and any entity controlled by such nature person, up to the second degree (second degré).
Agreed Form means, in relation to a document, the form of that document which initialled by or on behalf of each of the Parties for identification.
Agreement means this securities purchase and contribution agreement and each of its Schedules and Exhibits, as such agreement may be amended from time to time.

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Anti-Corruption Laws means all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial) and trafficking of influence of any jurisdiction in which any of the Group Company is subject to, including without limitation, the Foreign Corrupt Practices Act of 1977 as amended and/or the UK Bribery Act of 2010 and/or the French law n°2016-1691 dated 9 December 2016 (so-called Loi Sapin II) and in particular any provisions set forth in Book IV, Title III “Des atteintes à l’autorité de l’Etat” and Title IV “Des atteintes à la confiance publique” of the French Code pénal and/or any applicable anti-bribery and anti-corruption Law whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise, to the extent applicable.
Anti-Money Laundering Laws means all applicable Laws relating to money laundering and financing of terrorism of any jurisdiction in which any of the Group Company is subject to, including without limitation, financial recordkeeping and reporting requirements such as, USA PATRIOT Act and/or the U.S. Money Laundering Control Act of 1986 as amended and/or the EU Directive 2015/849 and/or its French application, including but not limited to the provisions set forth in Book III, Title II “Des autres atteintes aux biens” of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Code pénal and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les lotteries, jeux et paris prohibés et l’évasion et la fraude fiscale” of the French Code monétaire et financier and/or any foreign Laws relating to money laundering and financing of terrorism, to the extent these measures are applicable.
Authority means any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether supranational, national, regional or local and any subdivision, department or branch of any of the foregoing.
Balance Sheet Date means December 31, 2020.
Business Day means a day (other than a Saturday or Sunday) on which banks and financial markets are open in France and in New York State.
Business Warranties means all Warranties other than the Fundamentals Warranties and the Tax Warranties, as listed in Section 2 of Exhibit B.
Buyer’s Bank Account means the bank account notified to the Sellers Representative at least five Business Days before the relevant due date for payment.
Buyer Common Stock means Common Stock, par value $0.001 per share of Veracyte, Inc.
Buyer Group means Buyer and each of its Affiliates including, for the avoidance of doubt, the Group Companies from Closing.
CARES Act means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, as amended from time to time
Change of Control occurs where a person who controls any body corporate ceases to do so or if another person acquires control of such body corporate.
Claim means any claim by Buyer for the payment of a Refund by any of the Sellers in accordance with Section 11.
Closing means Closing of the Transaction in accordance with Section 7.
Closing Date means the date on which Closing takes place.

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[Closing Stock Price means the dollar volume-weighted average price, rounded to four decimal points, of shares of Buyer Common Stock on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the period of the 10 consecutive trading days prior to the date that is three7 Business Days prior to the Closing Date, converted into euros based on the Designated Exchange Rate.
Company has the meaning given to it in the preamble of this Agreement.
Company Employee means an employee employed by a Group Company as of the Closing Date.
Conditions means the conditions precedent set out in Section 4.
Continuing Employee means each employee of the Subsidiary who remains an employee of a Group Company or becomes an employee of Buyer or one of its Affiliates at Closing.
Contract means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the date of this Agreement or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto
Debt means without duplication, any Indebtedness and all (a) extension of credit under credit cards and advances, (b) accrued but unpaid corporate income Tax liabilities related to a fiscal year ended prior to the Closing Date (after giving effect to amounts which may be deducted from or offset against such Taxes) and Straddle Period Tax Liabilities related to corporate income Tax, (c) overdue payables after 90 days from invoice, (d) deferred rent, deferred compensation, social charges, bonuses, severance, consulting payments (together with the employer portion of any applicable taxes or other required payments) in each case, to the extent accrued or payable prior to the Closing, (e) defined benefit plan obligations and unfunded pension plan liabilities in each case, to the extent accrued or payable prior to the Closing, (f) transaction related costs including any transaction bonus or similar payment in connection with the Transaction contemplated hereby (in addition to those expressly specified as an Indebtedness), (g) grants and other public subsidies remaining subject to repayments or conditions and (h) accrued but unpaid interest calculated on the Closing Date, redemption or prepayment premiums or penalties and any other fees and expenses becoming due on the Closing Date or on the date of repayment and relating to any of the foregoing it being specified for the avoidance of doubt that the term “Debt” shall include the employer social charges due but unpaid or that will become due by the Company with respect to the Free Shares 2018 and Options up to the amount of social charges due by the Company for such Free Shares 2018 and Options at the end of their respective vesting periods as calculated on the basis of the Final Consideration for the Free Shares 2018 and Provisional Consideration for the Options (and disregarding any subsequent increase or decrease in the value of such Free Shares 2018 post-Closing), each up to the ratio between (i) the number of days elapsed between their grant date (date d’attribution) and the Closing Date and (ii) the number of days between their grant date (date d’attribution) and the end of their vesting period as a percentage of the total vesting term (or the Closing Date if they vest before the Closing Date).
Designated Exchange Rate means the following EUR / USD exchange rate: [1 USD=1.2226 EUR].
Employee Benefit Plans means the employee compensation and benefit plans, programs or arrangements sponsored or maintained by the Group Companies for the benefit of any current or former Company Employee.
7 Note to draft: 3 Business Days before the Closing Date seems to be more appropriate than two days (as contemplated in the LOI) to be in a position to close smoothly and taking into consideration the time zone difference.

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Encumbrance means any security interest, mortgage, charge, pledge, lien, assignment or fiducie by way of security, hypothecation, title retention, easement, burden, or other restriction or limitation of any kind to the rights of disposal, ownership or assignment of an asset (including any right to acquire, call option, tag along, drag along, preference or pre-emption right) whether created by Law, by contract or otherwise, but does not include any non-exclusive license or other permission to use Intellectual Property Rights.
Environment means (i) all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man) and (ii) all and any other items referred to in Article L. 511-1 of the French Environmental Code.
Environmental Law means all applicable Laws relating to the protection, or prevention of the pollution of, the Environment or the regulation of emissions, discharges, or releases of Hazardous Substances into the Environment, or the regulation of the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances.
ERISA means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.
Escrow Account means the escrow account established and operated in accordance with the Escrow Agreement.
Escrow Agent means the Séquestre Juridique du Barreau de Paris, located at 11 Place Dauphine, 75053 Paris Cedex 01.
Escrow Agreement means the agreement to be entered into between Buyer, the Sellers Representative and the Escrow Agent on or prior to the Closing Date relating to the management of the Escrow Amount substantially in the form set out in Schedule 3.6.
Estate Vehicle means Tabodar, a société par actions simplifiée organized under the laws of France, whose registered office is located 4, avenue du Stade de Coubertin, 92100 Boulogne-Billancourt, registered with the Trade and Companies Registry under number 804 938 108 RCS Nanterre (which is the Estate Vehicle of Corinne Danan) and Philis, a société à responsabilité limitée organized under the laws of France, whose registered office is located at 16, rue Georges Saint Martin, 13007 Marseille, registered with the Trade and Companies Registry under number 533 408 282 RCS Marseille (which is the Estate Vehicle of Vincent Fert).
Estimated Net Cash Amount means the good faith estimate of the Net Cash Amount calculated in accordance with Schedule 5 and delivered by the Sellers Representative to Buyer pursuant to Section 3.3.
Estimated Working Capital Amount means the good faith estimate of the Working Capital Amount calculated in accordance with Schedule 5 and delivered by the Sellers Representative to Buyer pursuant to Section 3.3.
Exchange Rate means with respect to a particular currency for a particular day, [the closing mid-point spot rate of exchange for that currency into euros on such date as published in the [ ● ] first published thereafter] or, where no such rate is published in respect of that currency for such date, at the rate quoted by [ ● ] as at 6:00 pm Paris time as at such date.
First Contingent Consideration has the meaning given to such term in the Put & Call Option Agreement

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First Installment Date means the first anniversary of the Closing Date.
Foreign Investment Authorization means the authorization of the French Ministry of Economy in connection with the Transaction pursuant to Articles L. 151-3 and R. 151-1 et seq. of the French Monetary and Financial Code, or the written notice by the same that no such approval is required.
Founders means Vincent Fert, Stéphane Debono, Fabienne Hermitte, and Corinne Danan.
Free Shares 2018 means the 11,653 free ordinary shares (actions gratuites) of the Company, granted on July 6, 2018, February 5, 2019, February 13, 2020 and November 24, 2020 to the persons listed in Schedule 1.
Free Shares 2018 Plan means the free share plan entitled Plan 2018 d'Attribution Gratuite d'Actions dated July 6, 2018 and amended on February 5, 2019, February 13 2020 and November 24, 2020.
Fundamental Warranties means the warranties set forth in Section 1 of Exhibit B (Representations and warranties of the Sellers).
Group means the Company and its Subsidiary.
Group Company means any member of the Group.
Hazardous Substances means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is subject to regulation, control or remediation under any Environmental Laws including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives or radioactive substances or materials.
Indebtedness means without duplication, all (a) obligations for borrowed money or extensions of credit (including under the PGE loans extended to the company and the PPP loan extended to the subsidiary – unless forgiven in writing by the applicable Governmental Entity or the PPP Lender as described in Section 3.7(a) -- and bank overdrafts), (b) obligations evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business to the extent included in Current Liabilities for purposes of determining the Working Capital Amount, (d) obligations of any entity other than a Group Company secured by an Encumbrance on any asset of any member of the Group (within the limit, as the case may be, of the value of any such Encumbrance), (e) obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (f) liabilities in respect of capital leases as set out in Schedule 58 (crédit-baux), (g) obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreement, in each case only in respect of underlying assets, liabilities, income or charges existing or incurred on or before the Closing Date, (h) payment of transaction costs related to the license agreement with INSERM (Institut National de la Santé et de la Recherche Médicale) and (i) accrued but unpaid interest calculated on the Closing Date, redemption or prepayment premiums or penalties and any other fees and expenses becoming due on the Closing Date or on the date of repayment and relating to any of the foregoing.
Information Privacy Laws mean all applicable Laws concerning the privacy, security or protection of Personal Data (including any Laws of any jurisdiction where the Personal Data is collected, processed or transferred, if applicable), and all Laws promulgated including, but not limited to, as applicable, any European laws implementing Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of Personal Data and on the free movement of such data and Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning the processing of Personal Data and the protection of privacy in the electronic communications sector, Act n° 78-17 of 6 January 1978 on Information Technology, Data Files and Civil Liberties, Decree No 2005-1309 of 20 October 2005 enacted for the application of Act No 78-17 of 6 January 1978 on Data Processing, Files and
8 Note to draft: amount treated as interest / debt to be detailed in Schedule 5.

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Individual Liberties amended by Act No 2004-801 of 6 August 2004, and Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HIPAA”), and any and all Laws concerning privacy of Personal Data, requirements under the Law for website and mobile application privacy policies and practices, and restrictions under the Law with respect to use of Personal Data for text messaging, telemarketing, and e-mail marketing.
Institutional Seller has the meaning given in the description of the Parties to this Agreement.
Intellectual Property Rights means all patents, utility models, trademarks, service marks, trade names, internet domain names, copyright (including in computer software), design rights, moral rights, database rights, topography rights, right in confidential information and knowledge (including rights in any of the following: know how, inventions, secret formulae and processes, secret market information, and secret lists of customers and suppliers), and goodwill in any of the foregoing, in all cases whether registered or unregistered; all other forms of protection having a equivalent nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights.
IT Systems means software computers, computer workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the Business, including all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the Business, in each case that are under the ownership and control of the Company or any of the Group Companies.
Key Employees means the list of employees identified in Schedule 28.
Laws means all applicable legislation, statutes, transposed directives, regulations, decrees, ordinances, codes and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational authorities, and all legally enforceable judgments, decisions, orders or directives, of any Authority.
Long Stop Date means October 31, 2021, subject that no Administrative Extension has occurred.
Losses means any and all direct and certain losses and damages, as per Articles 1231-3 and 1231-4 of the French Civil Code (préjudices directs et certains) including, as the case may be, all reasonably incurred third party costs (including legal and other professional fees but excluding the time costs of relevant personnel or other internal costs of the Buyer or Group Companies), but excluding indirect or consequential losses except to the extent awarded by a judicial authority, loss of opportunity (perte de chance) or loss of profits (manque à gagner).
Managers means the legal representatives, directors, officers and managing directors of the Group Companies.
Material Adverse Effect means with respect to the Company and the Subsidiary (taken as a whole) (or, as the case may be, with respect to the Buyer and its subsidiaries (taken as a whole)), any fact, event, change, development, circumstance or effect that (i) is or is reasonably likely to become materially adverse to the condition (financial or other), business, results of operations, assets, liabilities, or operations of the Company and the Subsidiary taken as a whole (or, as the case may be, of the Buyer and its subsidiaries taken as a whole),  other than any effect or change resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company and/or the Subsidiary (or, as the case may be, the Buyer and/or its subsidiaries) operate, (C) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, or (D) changes in any Laws or French GAAP or (E) the effect of any change arising in connection with any epidemics or pandemics (including COVID-19) (but only in the case of the foregoing clauses (A) through (E), to the extent that such changes or developments do not have a disproportionate effect on the Company or its Subsidiary relative to other participants in the industries in which it operates), or (F) the announcement of this Agreement or the pendency or consummation of the Transaction contemplated hereby or (G) any failure by Company and/or the Subsidiary (or, as the case may be, the Buyer and/or its subsidiaries) to meet internal projections, budgets, plans, or forecasts or third party revenue or earnings predictions (provided that the underlying cause of any such failure may be taken into account in

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determining whether there has been a Material Adverse Effect has occurred), or (ii) materially impairs or delays the ability of the Sellers to consummate the Transaction contemplated hereby.
Material Contract means all ongoing material contracts listed in Schedule 20 relating to any agreement or arrangement to which any of the Group Companies is a party or is bound and which:
(a)    involves or is likely to involve expenditure in 2020 and/or for the future by any Group Company in excess of 100 000 € per annum or an aggregate consideration payable by a Group Company in excess of 100 000 €;
(b)    involves any Group Company borrowing any money (other than by bank overdraft or similar facility in the ordinary course of business) including entering into any foreign exchange contracts, interest rate swaps or other derivative instruments for an aggregate amount in 2020 and/or for the future in excess of 100 000 € per annum;
(c)    is entered with the United States, France or any other Authority; except confidentiality agreements
(d)    involving an annual consideration in excess of 200 000€ in 2020 and for the future and which cannot be performed within its terms within 12 months after the date on which it is entered into or undertaken or cannot be terminated on less than 12 months’ notice;
(e)    involving an annual consideration in excess of 200 000€ in 2020 and for the future and which may be terminated as a result of any Change of Control of any of the Group Companies;
(f)    any contract (A) pursuant to which any other party is granted exclusive rights or “most favoured party” rights with respect to any of the Business or Intellectual Property Rights of the Group, rights of first refusal, rights of first negotiation to any party; (B) containing any non-competition covenants relating to the Business or Intellectual Property Rights of the Group; and (C) in which a Group Company has expressly agreed to limitations on its ability to engage or participate in any line of business, market or geographic area;
(g)    requires a Group Company to pay any base commission, finders’ fee, or royalty associated to any person;
(h)    grants any license or authorizes any third party to manufacture, market, sell or reproduce any of the Intellectual Property Rights owned by a Group Company;
(i)    is entered with the top 5 customers (by revenues generated from such customers on a consolidated basis for the 12-month period ended December 31, 2020) and the top 15 suppliers of the Company and/or the Subsidiary (by volume of purchases other than relating to rental and administrative expenses by the Company and the Subsidiary on a consolidated basis for the 12-month period ended December 31, 2020) provided that execution of sale quotes with associated terms and conditions are not considered as a material contract and will not be listed in this schedule; or

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(j)    is entered with any investment banker, broker, advisor or similar party retained by any of the Group Company in connection with this Agreement and the Transaction contemplated hereby.
Nasdaq means the Nasdaq Global Market, or such other Nasdaq market on which shares of Buyer Common Stock are then listed.
Net Cash Amount means the amount of the Consolidated Net Cash of the Group as at 5:59 pm Paris time on the Closing Date calculated in accordance with Schedule 5.
Options means the 1,390 stock-options granted on August 30, 2019, February 13, 2020 and November 24, 2020 to the persons listed in Schedule 1, allowing their holders to purchase shares of the Company ordinary shares.
Organizational Documents means with respect to (i) the Company and any other French entities, its by-laws and the K-bis extract and (ii) the Subsidiary, (a) its articles or certificate of incorporation, memorandum or articles of association, all certificates of determination and designation, the bylaws and any shareholders agreement of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.
Party means either Buyer or any Seller and Parties means Buyer and the Sellers;
Pension Benefits means any pension, superannuation, retirement (including on early retirement) incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum).
Personal Data means “personal information”, “personally identifiable information”, “personal health information”, “personal financial information” or any analogous term, each as defined by applicable Laws relating to the collection, use, storage sharing, handling, storage, retention, destruction, and/or disclosure of information about an identifiable individual.
PPP Lender means Bank of America, NA.
PPP Loan means the loan in the original amount of USD 310,695.00 granted to the Subsidiary by PPP Lender on April 30, 2020.
PPP Loan Amount means the aggregate principal amount of the PPP Loan, together with interest accrued thereon through the anticipated date of forgiveness of the PPP Loan.
Price Adjustment Stock Price means the dollar volume-weighted average price, rounded to four decimal points, of shares of Buyer Common Stock on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the period of the 10 consecutive trading days prior to the date that is three Business Days prior to the date of final determination of the Adjustment Amount.
Proceedings means any action, audit, hearing, investigation, inquiry, investigation, claim, complaint, trial or proceeding (whether civil, administrative or criminal) initiated, conducted or pleaded by or before any Authority or any arbitrator.

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Registrable Securities means the shares of Buyer Common Stock issued in connection with the Agreement, and any shares of Buyer Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Buyer Common Stock; provided, however, that shares of Buyer Common Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (Rule 144) or (iii) with respect to the Registrable Securities held by a particular Seller, such Seller has held such Registrable Securities for at least one year and holds a number of Registrable Securities less than the number of shares of Buyer Common Stock that can be sold by such Seller in a single 90-day period pursuant to Rule 144 (including Rule 144(e)).
Representatives means, in relation to a Party, Affiliates and its directors, officers and employees as well as those of its Affiliates.
Sanctioned Country means any country or territory that is subject to general restrictions relating to exports, imports, financings or investments under the Sanctions Regulations. As at the date hereof, the Sanctioned Countries are North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea, it being specified that this list may be amended from time to time.
Sanctioned Person means a natural or legal person (including legal persons majority owned or controlled by a Sanctioned Persons) that is subject to or is the target of any Sanction Regulation.
Sanctions Regulations means any restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the European Union and/or the State of the French Republic through the Direction Générale du Trésor (DGT) and/or the US government through the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and/or the Bureau of Industry and Security (BIS) of the US Department of Commerce and/or the United Kingdom through Her Majesty’s Treasury (HMT) and/or any other similar authority enacting restrictive measures, to the extent these measures are applicable.
SEC means the United States Securities and Exchange Commission.
Second Contingent Consideration has the meaning given to such term in the Put & Call Option Agreement
Securities Act means the United States Securities Act of 1933, as amended.
Securities means the securities and other right issued or granted by the Company the details of which are set out in Schedule 19.
Sellers has the meaning given in the description of the Parties to this Agreement.
Sellers’ Costs means the transaction costs in connection with the Transaction to be paid directly by Buyer on behalf of the Sellers of an amount not exceeding € 1,500,000.
Sellers Group means the Sellers and any of their respective Affiliates, from time to time, (but excluding, for the avoidance of doubt, the Group Companies).
9 Note to draft : To include any restricted stock units (actions gratuites) and any option, warrant or other right representing 100% of the share capital of the Company on a fully-diluted basis.

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Straddle Period means the taxable year or period beginning before the Closing Date and ending on or after the Closing Date.
Straddle Period Tax Liabilities means an amount of Taxes calculated as follows:
(a)    in the case of Taxes that are either (i) based upon or related to income or receipts; or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the Straddle Period Tax Liabilities shall be equal to the amount of Taxes which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the fiscal year ended immediately prior to the Closing Date; and
(b)    in the case of Taxes imposed on a periodic basis with respect to assets of any of the Group Companies, or otherwise measured by the level of any item, the Straddle Period Tax Liabilities shall be equal to such Taxes (deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period)) multiplied by the number of days elapsed between the beginning of the Straddle Period and the day before the Closing Date (included) and divided by the number of days in the Straddle Period.
Subsidiary means the legal entity whose details are set out in Schedule 4.
Target Working Capital Amount means € 3,433,000.
Tax means all tax liabilities, including without limitation all direct or indirect taxes, withholdings, duties, levies, deductions, property taxes, business taxes, stamp duties, value added taxes, R&D credits and other tax credits, customs and excise tax, social security and other social contributions, and all related fines, penalties, charges and interest assessed under applicable Laws whether directly or primarily chargeable against, recoverable from or attributable to any person (and Taxes and Taxation shall be construed accordingly).
Tax Authority means any Authority (whether within or outside France) competent to impose a liability for or to collect Tax.
Tax Return means any return, report, information return, statement, declaration or other document filed or required to be filed with any Authority in connection with any determination, assessment or collection of any Tax or any information or documentary obligation imposed by any Tax law.
Tax Warranty(ies) means the representations and warranties covering Taxes.
Third Party means any person that is not a Party nor a Group Company, nor any member of the Sellers' Group or any Affiliate of Buyer.
Third Party Expert means Deloitte or, if that firm is unable or unwilling to act in any matter referred to them under the Agreement, an independent firm of internationally recognised chartered accountants to be agreed upon by the Sellers Representative and Buyer within five Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by the President of the Commercial Court of Paris.
Third Party Guarantees means any guarantees, indemnities and letters of comfort of any nature given:
(a)    to a Third Party by any of the Group Companies in respect of any obligation of a member of the Sellers Group; or
(b)    to a Third Party by a member of the Sellers Group in respect of any obligation of any of the Group Companies.

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Transaction means the contribution, sale and purchase of the Transferred Securities by the Sellers to Buyer and any other transactions contemplated by the Agreement and/or the other Transaction Documents.
Transaction Documents means the Agreement, the Escrow Agreement, the Put &Call Option Agreement and any other documents in Agreed Form in connection with the Transaction; as each of such agreements may be amended from time to time.
Transferred Percentage means (i) 92.541% if the Closing occurs prior to July 6, 2021 or (ii) 92.897% if the Closing occurs after July 6, 2021, and the 622 Free Shares 2018 referred to in Section 1.2(a) have vested and have been definitively delivered (as applicable) and their holders have adhered to this Agreement in accordance with Section 1.2(a).
Transferred Securities means all of the Securities held by the Sellers on the Closing Date, save for the Free Shares 2018 and the Options.
Warranties means the representations and warranties given by the Sellers as set out in Exhibit B.
Working Capital Amount means the amount of the Working Capital of the Group as at 5:59 pm Paris time on the Closing Date calculated in accordance with Schedule 5.
Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

Term	Section
Additional Tax Cap	Section 11.2(c)
Adjustment Amount	Section 2.1(b)
Blackout Notice	Section 8.4.3.
Books and Records	Section 8.1.
Break Up Fee	Section 5.1(a)(iv).
Business	the preamble of this Agreement
Buyer	preamble of this Agreement
Cap	Section 11.1(d)
Cash Portion	Section 3.1
Claim Notice	Section 11.1(d)
Closing Indebtedness	Section 3.4
Closing Payment In Cash	Section 3.4
Closing Payment	Section 3.4
Closing Statement	Section 3.5.1
Company 401(k) Plan	Section 4.2(c)
Conditions	Section 4.1

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Confidential Information	Section 14(a)
Consolidated Net Cash	Paragraph 1.1 of Schedule 5
Data-Room	Preamble
Environmental Permits	Section 2.21 of Exhibit B
Escrow Amount	Section 3.2
Final Consideration	Section 2.1
Funds Flow Memorandum	Section 3.3(a)
Highly Compensated Employees	Section 2.20 of Exhibit B
Indemnified Party	Section 8.7(c)
Indemnifying Party	Section 8.7(c)
Pre-Filing	Section 4.1
Prospectus	Section 8.4.2
Provisional Consideration	Section 2.1
Provisional Consideration Schedule	Section 3.3(c)
Put & Call Option Agreement	Section 1.2(c)
Refund	Section 11
Registration Statement	Section 8.4.2
Release Date	Section 3.6.
Sellers Representative	Section 13(a)
Specific Losses	Section 8.7(a)
Specific Proceeding	Section 8.7(c)
Stock Portion	Section 3.1
Third-Party Claim	Section 11.4
Threshold Amount	Section 11.2(c)
Unvested Options	Section 1.2(c)
Vested Options	Section 1.2(c)
Vested Option Payment	Section 1.2(c)
Working Capital	Paragraph 1.2 of Schedule 5

2.    Interpretation
(a)    In the Agreement, unless the context otherwise requires:

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(i)    “control” has the meaning given to it by article L. 233-3 of the French Commercial Code, it being agreed that the managing company of an investment fund shall be deemed to have control over such investment fund;
(ii)    except if otherwise specified, references to clauses and schedules are references to Clauses of and Schedules to the Agreement, references to paragraphs are references to paragraphs of the Section and the Schedule in which the reference appears and references to the Agreement include the Schedules;
(iii)    references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(iv)    references to a “Party” means a party to the Agreement and includes its successors in title, personal representatives and permitted assignees;
(v)    references to a “person” includes any individual, partnership, company, association, trust, union or organisation, public or private, in each case whether or not having separate legal personality, and including any Authority;
(vi)    references to a “company” includes any company, corporation or other body corporate irrespective of its legal form, wherever and however incorporated or established;
(vii)    references to “EUR”, “euros”, or “€” are references to the lawful currency from time to time of France; and
(viii)    general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.
(b)    The headings and sub-headings in the Agreement are inserted for convenience only and shall have no legal effect.
(c)    Each of the schedules to the Agreement shall form part of the Agreement.
(d)    References to the Agreement include the Agreement as amended or varied in accordance with its terms.
(e)    The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” provided herein.
(f)    French Law terms of art appearing in italics in this Agreement shall prevail, as to meaning, over any English language translation appearing next to them in the relevant text and when French Law terms of art are used with respect to a situation or a person for which French law is not applicable, it shall be understood as referring to its closest equivalent pursuant to applicable Laws.
(g)    Any accounting term not specifically defined in this Agreement will have the meaning in accordance with French GAAP.

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EXHIBIT B
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
For the purpose of this Exhibit B, the Management Sellers’ Knowledge means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of any of the Management Sellers. For the purpose of the foregoing, any Management Seller will be deemed to have “Knowledge” of a particular fact, circumstance, event or other matter if he or she should have reasonably become aware of such fact, circumstance, event or other matter after due and careful enquiry in their capacity as employee, director or officer of the Company or its Subsidiary prior to the Closing Date.
1.    FUNDAMENTAL WARRANTIES BY EACH SELLER INDIVIDUALLY IN RESPECT OF ITSELF
1.1    ORGANIZATION
Each Seller if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to own its assets and conduct its business as now being conducted. Each Seller who is a natural person has a full legal capacity and is not subject to any restriction rights.
1.2    AUTHORIZATION
Each Seller has all requisite power and authority (or corporate power and authority, if the Seller is an entity), and has taken all action (or corporate action, if the Seller is an entity) necessary, to execute and deliver this Agreement and the other Transaction Documents to which the Seller is to be a party, to consummate the transactions contemplated by this Agreement and by the other Transaction Documents and to perform his, her or its obligations under this Agreement and under the other Transaction Documents. No other proceedings (or corporate proceedings, if the Seller is an entity) on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents to which he, she or it is to be a party and the transactions contemplated by this Agreement and by the other Transaction Documents. This Agreement has been duly executed and delivered by the Seller and is, and upon execution and delivery of the other Transaction Documents to which he, she or it is to be a party, each of the other Transaction Documents will be, legal, valid and binding obligations of the Seller enforceable against him, her or it in accordance with their terms.
1.3    No Conflict or Violation
The execution and delivery by each of the Sellers of this Agreement and the other Transaction Documents to which the Seller is to be a party and the performance of this Agreement and the other Transaction Documents including the consummation of the Transactions contemplated hereby, will not, (a) if the Seller is an entity, conflict with or violate any provision of the Organizational Documents of the Seller, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Seller’s assets under, any of the terms, conditions or provisions of any contract, Indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which the Seller is a party, or (c) violate any applicable Laws, except in each case for any violation, conflict, default, termination, acceleration or creation of Encumbrance which would not prevent or delay the ability of the Seller to consummate the Transaction contemplated by this Agreement or the other Transaction Documents.
1
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1.4    Consents and approvals
No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any person is required to be made or obtained by the Seller or any Affiliate of the Seller (except the Group Companies) in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is to be a party and the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents by the Seller.
1.5    title to securities
(a)    Each Seller is the sole owner and beneficial owner of the number of Transferred Securities set forth opposite his, her or its name on Schedule 1 (Allocation of the Securities and Consideration). Each Seller has full power and authority to sell and deliver such Transferred Securities as provided in this Agreement. Each of the Transferred Securities owned by such Seller is owned free and clear of, any Encumbrances other than restrictions to transfer the Free Shares / Options.
(b)    There is no agreement pursuant to which each Seller could be required to assign or otherwise dispose of any Transferred Securities issued by the Company, other than the Agreement. Upon the Closing, each Transferred Security owned by each Seller will have been duly transferred to Buyer, good and transferable title to each such Transferred Security will be held by Buyer free and clear of any Encumbrances, and Buyer will be the sole record and beneficial owner of all such Transferred Securities.
(c)    Each Seller is not a party to any shareholder agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any Securities that will survive the Closing.
(d)    There is no agreement prohibiting or restricting the transfer by the relevant Seller to the Buyer of the Securities resulting from the Free Shares 2018.
1.6    Related-party agreements
(a)    Subject to the contracts referred to in Section 8.3 (Relations with the Sellers) or identified in Schedule 22 (Agreements and Undertakings outstanding with the Sellers’ Group at Closing), there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and any Seller or any of its Representatives.
(b)    Except as disclosed in Schedule 22, neither any Seller nor any member of the Sellers Group:
(i)    has assigned to any person the benefit of a claim against any of the Group Companies to which a Seller or a member of the Sellers Group would otherwise be entitled; or
(ii)    holds, directly or indirectly, any property, assets or rights whatsoever that any Group Company needs to own, use, exercise or benefit from to carry out all or part of its activities as presently conducted.
2
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1.7    Insolvency
(a)    None of the Sellers is insolvent (en état de cessation de paiements), or unable to pay its debts within the meaning of any insolvency Law applicable to the company concerned nor subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws or to any equivalent proceedings (in particular to any proceedings with a view to the prevention or resolution of business difficulties), or has stopped paying its debts as they fall due.
(b)    No step has been taken to initiate any process by or under which (i) the ability of the creditors, as a whole, of any Seller to take any action to enforce their claims is suspended, restricted or prevented, (ii) some or all of the creditors of any Seller accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such entity, (iii) a person is appointed to manage the affairs, business and assets of any Seller on behalf of its creditors; or (iv) the holder of an Encumbrance over the assets of any Seller is appointed to control its business and assets.
(c)    No process has been initiated which could lead to any Seller being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors. No Encumbrance on the assets of the Sellers has been enforced and there are no circumstances likely to cause any such Encumbrances to be enforced.
2.    BUSINESS WARRANTIES GIVEN BY THE MANAGEMENT SELLERS SEVERALLY
2.1    organization of the company and its subsidiary
(a)    Each of the Company and the Subsidiary is duly incorporated and validly existing. . Each of the Company and the Subsidiary is in good standing under the laws of its jurisdiction of organization and has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction. Copies of the Organizational Documents of the Company and the Subsidiary, and all amendments thereto, delivered to Buyer before the date of this Agreement are true, accurate and complete as of the date of this Agreement and there have not been and are not any breaches by the Company and/or the Subsidiary of their respective Organizational Documents.
(b)    The Securities constitute the whole of the issued and outstanding share capital of the Company and are fully paid. The Company has not issued any other securities and there is no agreement for the Company to issue other securities, except for any issuance as a result of the vesting of the Free Shares 2018 and of the exercise of the Options or the warrants (BSA ratchets).
(c)    The Company has not granted to any Person any power of attorney in respect of any of its assets.
(d)    The Company is the sole owner of all the authorized, issued, and outstanding share capital of the Subsidiary free from all Encumbrances as set out in Schedule 2 (Description of the securities issued by the Group Companies and of their respective shareholders). All the securities issued by the Subsidiary are validly issued, fully paid up and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or pursuant to any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of the Subsidiary, or otherwise obligating the Company or the Subsidiary to issue, transfer, sell, purchase or redeem or otherwise acquire or sell any such securities. Except for the Subsidiary, the Company has and, since its inception has had, no Subsidiaries or any equity interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.
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(e)    Except as disclosed in Schedule 2.1, all minutes of corporate decisions (and all similar documents recording such corporate decisions) which each Group Company is required by Law to file with or deliver to any Authority in any jurisdiction (including the Trade and Companies Registry) have been filed or delivered and (ii) all statutory books and registers of the Group Companies containing the minutes of such decisions have been properly kept.
(f)    All dividends or distributions declared, made or paid by any of the Group Companies, with respect to the last three years, have been declared, made or paid in accordance with its articles of association or any other constitutional and corporate documents, all applicable Laws and any agreements or arrangements made with any Third Party regulating the payment of dividends and distributions.
(g)    Schedule 1 (Allocation of the Securities and Consideration) sets forth, as of the date hereof, a true, correct and complete list of all holders of Options, and each Option, including the number and type of Company shares of subject to each Option, the number of such Options that are vested or unvested, the date of grant, the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share. Such Schedule 1 also sets forth the Tax status of such Option under Section 422 of the Internal Revenue Code of 1986, as amended (the U.S. Tax Code), the expiration date, the option plan under which such Option was granted (if any) and the country and state of residence of such holder. True, correct and complete copies of each option plan, all agreements and instruments relating to or issued under each option plan (including executed copies of all Contracts relating to each Option and the Company shares purchased under such Option) have been provided to Buyer, and such option plans and Contracts have not been amended, modified or supplemented since being provided to Buyer, and there are no agreements, understandings or commitments to amend, modify or supplement such option plans or Contracts in any case from those provided to Buyer.
(h)    Schedule 1 (Allocation of the Securities and Consideration) sets forth, as of the date hereof, a true, correct and complete list of all holders of Free Shares 2018, and each Free Shares 2018, the number of Free Shares 2018 that are vested or unvested, the date of grant, the vesting commencement date, the vesting schedule, the subscription price of the Free Shares 2018 upon expiry of their vesting period, the expiration date, the Free Share 2018 Plan under which such Free Shares 2018 was granted (if any) and the country and state of residence of such holder. True, correct and complete copies of each Free Share 2018 Plans, all agreements and instruments relating to or issued under each Free Share 2018 Plan (including executed copies of all Contracts relating to each Free Share) have been provided to Buyer, and such Free Share 2018 Plans and Contracts have not been amended, modified or supplemented since being provided to Buyer, and there are no agreements, understandings or commitments to amend, modify or supplement such Free Share 2018 Plans or Contracts in any case from those provided to Buyer.
2.2    Tax
(a)    Tax Return: Each Group Company has duly and timely filed with the appropriate Tax Authorities all Tax Returns required to be filed by or with respect to it, taking into account any extension of time to file granted or obtained. All of these Tax Returns are complete and accurate in all respects. All Taxes due and owing by Group Company (including installments or prepayments of Taxes) (whether or not shown on any Tax Return or assessed or reassessed by any relevant Tax Authority or other Governmental Authority) or for which any Group Company could be liable have been duly and punctually paid and each Group Company has paid all assessments and reassessments it has received in respect of Taxes. No claim has ever been made by a Tax Authority in a jurisdiction where a Group Company does not file a Tax Return on the basis that the relevant Group Company should be subject to Taxes in that jurisdiction.
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(b)    The accrued but unpaid Taxes of any Group Company do not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and since the Balance Sheet Date, except for liabilities taken into account in the Net Cash Amount or the Working Capital Amount, no Group Company has been involved in any transaction or arrangement which has given or may give rise to a liability for Taxes (or would have given or might give rise to a liability but for the availability of a relief) outside the ordinary course of business.
(c)    Except as set out in Schedule 41 (Tax reassessments, audits, investigations, claims or proceedings), no deficiencies or reassessments for Taxes with respect to any member of the Group Company have been claimed, proposed or assessed by any Tax Authority or other Authority. There are no pending audits, request for information, disputes or reassessment notice for or relating to any Liability in respect of Taxes of any Group Company. The Company has delivered or made available to Buyer complete and accurate copies of U.S. federal, state, local and non-U.S. Tax Returns of each member of the Group and its predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year closed, and complete and accurate copies of all audit or examination reports and statements of deficiencies or assessments or reassessments assessed or asserted against or agreed to by any member of the Group (or any predecessor of the member), if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. No member of the Group (or any predecessor of the member) has waived any statute of limitations in respect of Taxes or agreed to or requested any extension of the applicable statute of limitations. No power of attorney with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority or other Governmental Authority. Except as set out in Schedule 42 (Tax Elections or Advantages), no member of the Group has requested, received or entered into any Tax ruling, or agreement from or with any Tax Authority or other Authority.
(d)    None of the Group Company will be liable to pay any additional Tax, lose any Tax advantage (including but not limited to any carry-forward Tax losses) or incur any Tax burden in relation to the transfer of the Shares arising as a result of this Agreement.
(e)    The sums recorded in the Accounts as "capital social" and "primes d'émission" do not correspond to profits, reserves or retained earnings nor to any sums resulting from a merger or a spin-off.
(f)    Except as disclosed in Schedule 2.2(f), the Group Companies have kept all necessary documents to justify any amounts paid pursuant to any intra-group agreements entered into among any of them.
(g)    The Company is not a real estate company within the meaning of Article 726 of the French Tax Code.
(h)    Except as disclosed in Schedule 2.2(h), no independent contractor was or will be considered as an employee of any Group Company by an applicable Tax Authority.
(i)    Each contract, arrangement or plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the U.S. Tax Code) has been administered, documented and maintained in accordance with Section 409A of the U.S. Tax Code and the rules and regulations issued thereunder in all material respects, such that no Tax or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith. No member of the Group Company has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the U.S. Tax Code or under Section 409A of the U.S. Tax Code.
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(j)    The exercise price of all Options granted to employees or service providers of a Group Company subject to U.S. taxes was at least equal to the fair market value of the Company shares on the date such Options were granted. All Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.
2.3    absence of changes or events Since The Balance Sheet Date
Except as disclosed in Schedule 2.3, since the Balance Sheet Date to and including the date of this Agreement (i) there has been no event that has had or, to the Management Sellers’ Knowledge, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change with respect to the Company and the Subsidiary, taken as a whole, (ii) the Company and the Subsidiary have conducted the Business only in the ordinary course of business (unless otherwise contemplated by this Agreement) and (iii) neither the Company nor the Subsidiary has done, caused or permitted any action that would constitute a breach of Section 6.1 (Conduct of Business up to Completion) if such action were taken by the Company or the Subsidiary, as applicable, without the written consent of Buyer.
2.4    Accounts
(a)    Schedule 12 contains a true and complete copy of the Accounts. The Accounts (i) were prepared in accordance with the applicable generally accepted accounting principles in France and in the United States for statutory accounts, with French generally accepted accounting principles for consolidated accounts and in a manner consistent with past practices, (ii) (x) in respect of the statutory accounts of the Company, present a true and fair view of the assets, of the financial situation as well as of the results of the Company (sont réguliers et sincères et donnent une image fidèle du patrimoine, de la situation financière et des résultats de l'entreprise) for the period covered thereby, (y) in respect of the consolidated accounts of the Company, present a true and fair view of the assets, of the financial situation as well as of the results of the Group Companies included in the scope of the consolidation (sont réguliers et sincères et donnent une image fidèle du patrimoine, de la situation financière ainsi que du résultat de l'ensemble constitué par les entreprises comprises dans la consolidation) for the period covered thereby and (z) in respect of the statutory accounts of the Subsidiary, present in all material respects the financial condition and operating results of the Subsidiary for the period covered thereby and (iii) were certified by the statutory auditors of the Company (except for the statutory accounts of the Subsidiary).
(b)    The Management Sellers have delivered to Buyer before the date of this Agreement true and complete copies of the unaudited [income statement] of each Group Company as at 31 March 2021, which have been prepared in accordance with applicable Laws and French generally accepted accounting principles.
2.5    Books and Records
The Books and Records of the Company and the Subsidiary (for the avoidance of doubt, not including the Accounts) are complete and correct in all respects and have been maintained in accordance with sound business and accounting practices. The Company and the Subsidiary have made and kept Books and Records, which, in all respects, fairly reflect the activities of the Company and the Business. The copies of the share register and ledgers of the Company and the Subsidiary previously delivered to Buyer are true, correct and complete, and accurately reflect the current holder of all shares and all transactions effected in the capital of each of the Company and the Subsidiary through and including the date hereof. None of the Group Company has been engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds, which have been and are reflected in the normally maintained Books and Records of the Company and the Subsidiary.
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2.6    LITIGATION
Except as set forth on Schedule 2.6, as of the date hereof, there are no, and during the three years prior to the date hereof, there have not been any pending proceeding or, to the Management Sellers' Knowledge, threatened proceedings (a) that are against or involving (i) the Business, the Company, the Subsidiary or any of their respective assets (including with respect to Environmental Laws, and Intellectual Property Laws) and any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or the Subsidiary) or (ii) any Seller in such Seller’s capacity as a shareholder of the Company, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the other Transaction Documents, or (c) in which the Company or the Subsidiary is a plaintiff. As of the date hereof, there are no order issued by any court of competent jurisdiction or other legal or regulatory restraint in effect against the Company or the Subsidiary or, to the Management Sellers' Knowledge, any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or the Subsidiary).
2.7    Compliance With Laws
(a)    Except as disclosed in Schedule 2.7, as of the date hereof, during the three years prior to the date hereof, each Group Company has conducted the Business in compliance with all, and has not violated any, applicable Laws (subject to any specific limitations or exceptions provided for in any other Section of this Exhibit B). Except as disclosed in Schedule 2.7, as of the date hereof, no Group Company has received any written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with applicable Laws and the Management Sellers have no Knowledge of any reason to reasonably anticipate that any existing circumstances are reasonably likely to result in violations of any of the foregoing.
(b)    No person who performs or has performed services for or on behalf of any Group Company has bribed another person intending to obtain or retain business or an advantage in the conduct of business for any Group Company.
(c)    Except as disclosed in Schedule 2.7, no Group Company has manufactured or sold any products which were defective or unsafe, were the subject of any voluntary or mandatory recall or product warning, did not comply in any respects with all regulations and standards applicable to such products; or did not comply with any warranties or representations made by it or on its behalf.
(d)    Except as disclosed in Schedule 2.7, all products under development or marketed by or on behalf of the Group have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported, and exported, as applicable in compliance with applicable Laws, and all clinical trials and investigations conducted by or on behalf of the Group have been conducted in compliance with applicable protocols, procedures and applicable Laws.
(e)    All certificates issued under CLIA and local equivalents where applicable, and copies of the most recent inspection and audits reports, including a list of deficiencies, if any, and proficiency test results, have been provided to Buyer.
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(f)    No Group Company or any of its respective directors, employees, agents or representatives (in each case acting in their respective capacities within the Group) has been excluded, suspended or debarred from participation in any government healthcare program or, to the Management Sellers’ Knowledge, is subject as of the date hereof to a governmental inquiry, investigation, proceeding, or other similar action, that could reasonably be expected to result in debarment, suspension, or exclusion.
(g)    None of the Company or the Subsidiary or any of their directors, employees, agents or representative (in each case acting in their respective capacities within the Group) has, since the incorporation of the Company, (i) violated any Anti-Corruption Laws or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Authority officials or to any other Person for the purpose of corruptly influence any of their act or decision in their official capacity or (iii) been subject to any investigation or proceeding for potential corruption, fraud or violation of any Anti-Corruption Laws.
(h)    None of the Company or the Subsidiary or any of their directors, employees, agents or representative (in each case acting in their respective capacities within the Group) has violated any Anti-Money Laundering Laws or been subject to any investigation or proceeding for potential fraud or violation of any Anti-Money Laundering Laws.
2.8    Permits
(a)    The permits set forth in Schedule 19 (Licenses, Registrations, Authorizations, Clearances, and Certifications obtained by the Group Companies to carry on their businesses) collectively constitute all of the regulatory permits necessary to permit each Group Company to lawfully conduct and operate the Business in the same manner as the Business is currently conducted and to permit each Group Company to own, lease, license and use its assets in the same manner as the relevant Group Company currently owns, leases, licenses and uses its assets.
(b)    Except as disclosed in Schedule 19, each Group Company has obtained, and has had at all times, all necessary approvals, clearances, authorizations, licenses, certifications, and registrations, and maintained current all annual registration and device listings required by any applicable Law or Authority to permit the design, development, testing, manufacture, labeling, promotion, marketing and sale of the Group’s products in all jurisdictions where it currently conducts such activities with respect to such products and in the same manner as the relevant Group Company currently conducts such activities. Each Group Company has complied with all of the terms of the permits listed in Schedule 19 (Licenses, Registrations, Authorizations, Clearances, and Certifications obtained by the Group Companies to carry on their businesses). Each of these permits is valid and in full force and effect, and to the Management Sellers’ Knowledge, none of these permits will be terminated, or will become terminable, in whole or in part, as a result of the Transaction.
(c)    The Management Sellers have furnished Buyer complete and accurate copies of all permits used in the operation of the Business or otherwise held by any Group Company as listed in Schedule 19 (Licenses, Registrations, Authorizations, Clearances, and Certifications obtained by the Group Companies to carry on their businesses).
(d)    Except as disclosed in Schedule 19, as of the date hereof, to the Management Sellers’ Knowledge, there is no action or proceeding by any Authority pending or threatened, seeking the revocation or suspension of any permit and there is no basis for such an action or proceeding.
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2.9    material Contracts
(a)    Schedule 20 (Material Contracts) sets forth a complete and accurate list of all Material Contracts as of the date hereof to which any member of the Group is a party or by which any Group Company is bound.
(b)    Except as disclosed in Schedule 2.9, each of the Material Contracts is in full force, effect, and binding on the Group Companies party to it. As of the date hereof, no notice of termination of any Material Contract has been received or served by a Group Company.
(c)    Except as disclosed in Schedule 2.9, as of the date hereof, no Group Company is in default under any Material Contract, and to the Management Sellers’ Knowledge, no other party to such an agreement or arrangement is in default hereunder.
(d)    Except as disclosed in Schedule 2.9, the Management Sellers confirm that any risk related to a reimbursement claim to which a customer may be entitled to under any of the Material Contracts is mitigated and accounted properly in the Accounts.
2.10    undisclosed liabilities
(a)    Except as set out in Schedule 12 (Accounts), no Group Company has any liability required to be reflected as such in balance sheet pursuant to applicable generally accepted accounting principles, except for (i) liabilities reflected or reserved against on the face of the Accounts or the Management Accounts or taken into account in the Net Cash Amount or the Working Capital Amount, or (ii) liabilities that are not material in amount or incurred in the ordinary course of business since the Balance Sheet Date.
(b)    Except as disclosed in Schedule 2.10, no Group Company has any off balance sheet obligation of any nature.
2.11    Grants
(a)    Schedule 2.11 (Particulars of all grants received by any Group Company) provides for an accurate and complete list of all grants of any nature (subventions de toute nature) which any Group Company has received from any Authority. To the Management Sellers' Knowledge, as of the date hereof, there are no circumstances in which any such grants shall be required to be refunded or repaid in whole or in part. Each Group Company is and has been in compliance with all of the terms, conditions and requirements of its respective grants and has duly fulfilled all the undertakings relating thereto.
2.12    Insolvency
(a)    None of the Group Companies is insolvent (en état de cessation de paiements), or unable to pay its debts within the meaning of any insolvency Law applicable to the company concerned nor subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws or to any equivalent proceedings (in particular to any proceedings with a view to the prevention or resolution of business difficulties), or has stopped paying its debts as they fall due.
(b)    No step has been taken to initiate any process by or under which (i) the ability of the creditors, as a whole, of any Group Company to take any action to enforce their claims is suspended, restricted or prevented, (ii) some or all of the creditors of any Group Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such entity, (iii) a person is appointed to manage the affairs, business and assets of any Group Company on behalf of its creditors; or (iv) the holder of an Encumbrance over the assets of any Group Company is appointed to control its business and assets.
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(c)    No process has been initiated which could lead to any Group Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors. No Encumbrance on the assets of the Group Companies have been enforced and there are no circumstances likely to cause any such Encumbrances to be enforced.
2.13    Insurance
(a)    The Company and the Subsidiary maintain all policies of insurance set forth in Schedule 21 (Policies of insurance maintained by or covering each of the Group Companies). True, correct and complete copies of all such policies of insurance have been delivered to Buyer prior to Closing.
(b)    All such policies are currently in full force and effect and as of the date hereof, nothing has been done or omitted to be done by any Group Company which would make any policy of insurance void or voidable. All insurance coverage applicable to the Group or the Business is in full force and effect. As of the date hereof, there is no default under any coverage nor has there been any failure to give notice by a Group Company or present any claim under any coverage in a due and timely fashion.
(c)    All premiums due and payable under all such policies have been timely paid, and the Company and the Subsidiary are otherwise in compliance with the terms of such policies. All such policies remain in full force and effect, and to the Management Sellers’ Knowledge, there are no threatened termination of, or premium increase with respect to, any of such policies.
2.14    Effect Of the Transaction
(a)    Except as disclosed in Schedule 2.14, to the Management Sellers' Knowledge, as of the date hereof, neither the acquisition of the Transferred Securities by the Buyer nor compliance with the terms of this Agreement will:
(i)    give rise to, or cause to become exercisable, any right of pre-emption over the Securities;
(ii)    result in a breach of order, judgment, injunction, decree or other like imposition of an Authority;
(iii)    result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company;
(iv)    entitle any person to receive from any of the Group Companies any finder’s fee, brokerage or other commission in connection with the purchase of the Securities by the Buyer;
(v)    result in the loss or impairment of or any default under any licence, authorization or consent required by any of the Group Companies for the purposes of its business;
(vi)    result in any present or future indebtedness of any of the Group Companies becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of any of the Group Companies being withdrawn;
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(vii)    entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company, including any accelerated vesting or exercisability of Options; or
(viii)    cause any Group Company to lose the benefit of any public grant of any nature from an Authority or will cause such grant to be required to be repaid or apply on different terms and conditions.
2.15    Assets – real estate
(a)    Each of the Company and the Subsidiary has legal title, right of use or a valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Accounts or, with respect to such leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and the Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases.
(b)    The Management Sellers have provided to Buyer true, correct and complete copies of all leases, subleases and other agreements under which the Company or the Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real estate, including all modification and amendments thereto. Neither the Company nor the Subsidiary currently owns, leases or occupies any real estate other than those listed in Schedule 39 (Properties) (the Properties). As of the date hereof, to the Management Sellers' Knowledge, there are no (i) pending disputes or notices of termination or (ii) increase of rent payable, repairs or requirements to invest in, that are mandatory under applicable Laws, relating to any of the Properties. Each of the Properties is served by drainage, water and electricity services and the Management Sellers have no Knowledge of any imminent or likely interruption of the passage or provision of such services.
(c)    All licenses, consents and approvals required from the lessors and any superior lessors under the leases of the Properties and from their respective mortgagees (if any) have been obtained and the covenants on the part of the lessee contained in such licenses, consents and approvals have been duly performed and observed and, subject thereto, there are no collateral agreements, undertakings, waivers or concessions which are binding upon either the landlords or the Group Companies.
(d)    None of the Group Companies is aware of any major item of expenditure already incurred by the lessor within the last 12 months from the date hereof of any of the Properties or expected to be incurred by any such lessor within the next 12 months, which is recoverable in whole or in part from a Group Company.
2.16    Commercial Relations
Except as disclosed in Schedule 2.16, no Group Companies have been informed as of the date hereof that any customer or supplier of any Group Company has decided or intends to cease, reduce or otherwise adversely modify, whether immediately or in the future, its commercial relationship with any Group Company for any reason, including as a result of the Transaction.
2.17    Intellectual Property
(a)    Schedule 24 (List of the Registered Owned Intellectual Property and Material Intellectual Property Licenses) provides a complete and accurate list of (i) all Intellectual Property Rights that is registered or applied for with an Authority and owned by each Group Company as of the date of this Agreement (the “Registered Owned Intellectual Property Rights”) and (ii) the license agreements pursuant to which any Group Company is the licensor or licensee of Intellectual Property Rights as of the date of this Agreement, excluding (1) non-exclusive licenses granted by any Group Company to customers in the ordinary course of business, (2) “off-the-shelf,” “click-wrap,” shrink-wrap or otherwise generally commercially available IT Systems and (3) non-exclusive licenses granted by or to service providers or other third parties in the ordinary course of business where the license to Intellectual Property Rights is ancillary to the purpose of the applicable agreement (the “Material Intellectual Property Licenses”).
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(b)    No Intellectual Property Rights required to carry on the Group’s Business in the same manner as it is currently carried on as of the date hereof, is owned by any member of the Sellers Group, except as provided in Schedule 25 (List of Sellers Group Intellectual Property). The Intellectual Property Rights owned by each Group Company and the Intellectual Property licensed to a member of the Group Company constitute all Intellectual Property Rights required to carry on the Group’s Business in the same manner as it is currently carried on as of the date of this Agreement; provided, that, the foregoing shall not be interpreted as a representation or warranty regarding the infringement, misappropriation or other violation of the Intellectual Property Rights of any person, which representation and warranty is set forth in Section 2.17(d) below.
(c)    Except as disclosed in Schedule 2.17, the Registered Owned Intellectual Property Rights are fully owned by a Group Company, free from any Encumbrances and, except for the Material Intellectual Property Licenses and any licenses covered by clauses (1)-(3) of Section 2.17(a), have not been licensed to any Third Party nor subject to any agreement that restricts their use, disclosure, licensing or transfer by the Group Companies. The Group Companies have paid all fees and made all filings by their respective due dates with respect to the Registered Owned Intellectual Property Rights that are necessary to prevent the abandonment thereof. Except as disclosed in Schedule 2.17, as of the date hereof, each license included within the Material Intellectual Property Licenses is in full force and effect and binding on the parties to it. Except as disclosed in Schedule 2.17, as of the date hereof, (i) the terms of the licenses have been complied with by the parties, (ii) no notice of termination of any such license agreements has been received or served by a Group Company and (iii) there are no grounds pursuant to the terms thereof on which they might be terminated, including that the consummation of the transactions contemplated by this Agreement will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any Intellectual Property Rights.
(d)    Except as disclosed in Schedule 2.17, to the Management Sellers’ Knowledge, (i) none of the Group Companies or, in connection with the operation of the Business, any of their Managers or employees is, or has in the last six (6) years, infringed any Intellectual Property Rights of any other person and (ii) no person is infringing any Intellectual Property Rights owned by any Group Company and the Group Companies have taken reasonable steps designed to protect any Intellectual Property Rights they own against such infringement.
(e)    Except as disclosed in Schedule 2.17, there is no pending, or threatened in writing, legal action as of the date hereof contesting the right of any Group Company to exploit any Intellectual Property Rights owned by it, or to conduct its business as previously conducted or as currently conducted or contesting the ownership by any Group Company of any Intellectual Property Rights or the validity or enforceability of any Intellectual Property Rights owned or used by it. No Group Company has received in the last two (2) years prior to the date hereof any written notice or written claim regarding any offer to license Intellectual Property Rights allegedly used without authorization, infringed, violated or misappropriated by a Group Company, or otherwise regarding any infringement, misappropriation, or violation of any Intellectual Property Rights of a third party by a Group Company.
(f)    Except as disclosed in Schedule 2.17, all current and former employees, consultants and contractors of the Company and other persons that have participated in the creation or development of any Intellectual Property Rights for any Group Company have executed agreements in which they have expressly assigned all such Intellectual Property Rights to a member of the Group, have waived all moral Intellectual Property Rights to the extent legally permissible and have agreed to maintain the confidentiality of any such Intellectual Property Rights that are confidential.
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(g)    Other than the domain names listed in Schedule 26 (List of Owned Domain Names), none of the Group Companies owns any domain names as of the date hereof.
(h)    Except as disclosed in Schedule 2.17, the Group Companies use commercially reasonable efforts to keep the confidential information (including any know-how therein) owned by the Group Companies confidential, and, such confidential information has not been disclosed to Third Parties to the Management Sellers’ Knowledge other than in the ordinary course of business and subject to written confidentiality obligations from the Third Party.
(i)    The representations and warranties set forth in this Section 2.17 are the sole representations and warranties of the Management Sellers relating to infringement, misappropriation or other violation of the Intellectual Property Rights of any person and no other Warranties contained in this Agreement shall be construed to cover any such matter.
2.18    Information Technology
(a)    The Group Companies have taken commercially reasonable measures for the maintenance, support and disaster recovery of their IT Systems.
(b)    The Group Companies follow commercially reasonable procedures for protecting their IT Systems from infection by software viruses and from access by unauthorized persons.
(c)    During the last three years as from the date hereof, the IT Systems have not (i) failed to function in any way that has had a Material Adverse Effect, (ii) been infected by any software virus having affected the operations of a Group Company; or (iii) to the Management Sellers’ Knowledge, been accessed by any unauthorized person.
(d)    None of the Group Companies has used open source software as part of any application that it has licensed or otherwise made available to third parties in a manner that would require any Group Company to further disclose or distribute any source code owned by any of the Group Companies.
2.19    Data Protection
(a)    Except as disclosed in Schedule 2.19, each Group Company is and has complied at all times and in all respects in the three years prior to the date hereof, with all of the applicable Information Privacy Laws pertaining to privacy, security and data protection.
(b)    Except as disclosed in Schedule 2.19, the Group Companies have not transferred Personal Data to countries outside of the European Economic Area unless in accordance with the applicable Information Privacy Laws.
(c)    Except as disclosed in Schedule 2.19, the Group has taken reasonable measures to require all vendors, service providers or other Persons whose relationship with the Group involves their collection, use, disclosure, storage or processing of Personal Data on behalf of the Group to comply with all applicable Information Privacy Laws with respect to Personal Data. Except as disclosed in Schedule 2.19, to the Management Sellers’ Knowledge, as of the date hereof, none of such Persons are in breach of their contractual obligations or applicable Information Privacy Laws with respect to Personal Data of the Group.
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(d)    Except as disclosed in Schedule 2.19, each Group Company has all necessary authority to receive, access, collect, use, transfer, store, handle and disclose the Personal Data in its possession or under its control in connection with the operation of the Business. Each Group Company has made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors and other applicable Persons required by applicable Information Privacy Laws necessary to operate the Business, and has filed any required registrations (the details of which are correct for the purposes for which the applicable Group Company stores or processes the Personal Data which is the subject of them) necessary to operate the Business with the applicable data protection authority.
(e)    In the last three years prior to the date hereof (i) none of the Group Companies has received a written complaint or written objection to its collection or use of Personal Data that remains unresolved and (ii) the collection or use of Personal Data by a Group Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).
2.20    Employees - Pensions
(a)    Schedule 33 (List of the Employees, terms and conditions of employment) identifies any individuals employed by the Group Companies who as of the date of this Agreement are entitled to an annual gross remuneration greater than €120,000 (the Highly Compensated Employees) or who are trade union delegates or are employee representatives within the Group.
(b)    Schedule 34 (List of the Managers) provides a true and complete list of the Managers of each Group Company as of the date hereof and indicates for each of them their position, term of office and a description of their compensation details (including any fringe benefits, pensions, bonuses, equity-based compensation or any other advantage of any kind). Except as set out in Schedule 34 (List of the Managers), no such Manager benefits from an employment agreement that is pending, currently suspended or that could be resumed after the termination of his/her duties as a Manager.
(c)    As of the date hereof, none of the Managers or Highly Compensated Employees of the Group Companies have resigned or have informed in writing the Management Sellers or any Group Company of his/her intention to resign and none of them has been dismissed or is subject to a dismissal procedure, which is pending. To the Management Sellers’ Knowledge, no employee or independent contractor of a Group Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or independent contractor to be employed by or otherwise provide service to the Group Company because of the nature of the Business or to the use of trade secrets or proprietary information of others.
(d)    Except as set out in Schedule 37 (Pension Scheme), none of the Sellers (with respect to the Business), nor the Group Companies nor any trade, business or entity which, together with such entities, would be treated, or would have previously been treated, as a single employer under Section 414(b), (c), (m) or (o) of the Code or under Section 4001 of ERISA (each such entity, trade or business, an ERISA Affiliate) sponsors, maintains, participates in or contributes to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)    Each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code is so qualified and no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan (or the tax-exempt status of any related trust). In addition, except as disclosed in Schedule 37, with respect to each Employee Benefit Plan intended to include a U.S. Code Section 401(k) arrangement, the applicable Group Company has made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. The Group Company has made available to Buyer the Form 5500 reports filed for the last three plan years with respect to each Employee
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Benefit Plan that is subject to ERISA reporting requirements, including each Employee Benefit Plan intended to include a U.S. Code Section 401(k) arrangement.
(f)    The terms and conditions of the employment contracts between each Group Company and its employees, as well as the conditions of employment of any employee of the Group Companies, and the terms and conditions of all employee benefit plans maintained by the Group Companies comply with applicable Laws (including all applicable collective bargaining agreements).
(g)    Neither the Management Sellers nor any Group Companies have undertaken to increase the rates of remuneration or to grant a bonus or advantage of any kind or pay any compensation (including, equity acceleration, severance, loan forgiveness or otherwise) to any of its employees or Managers as a result of the Closing of the Transaction after the date hereof, other than as imposed by applicable Laws. The employment of each of the United States employees of the Group Company is “at will” and no Group Company has an obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees or severance payments above what is required by applicable Law.
(h)    Except for ordinary course remuneration for services, none of the Group Companies incurs any severance liability towards any of its former employees or Managers, nor is liable to make any on-going severance payments towards any of its former employees or Managers.
(i)    Except as set out in Schedule 38 (Labor Related Proceedings), as of the date hereof, there are no pending or threatened Proceedings instituted by the Labor Administration (Inspection du Travail ou DREETS), the Social Security Administration (URSSAF) or any Authority competent for labor Laws, nor involving any Group Company and any of its present or former employees or Managers, or any union or employees' representatives. No Group Company has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against any Group Company by the National Labor Relations Board or any comparable governmental Authority pending or, to the Management Sellers’ Knowledge, threatened.
(j)    Particulars of all employment policies (whether written or otherwise), collective bargaining agreements (whether industry-, group- or company-wide), unilateral commitments, company/group customary practices, and staff handbooks pertaining to the employees have been disclosed in full in Schedule 35 (Particulars of all employment policies).
(k)    As of the date hereof, no Group Company is involved in any existing, pending or threatened claim or dispute by or in respect of any employee or employee representative and has not been involved in any such employment dispute in the 12-month period before the date hereof. As of the date hereof, to the Management Sellers' Knowledge, there are no facts that might suggest that there may be grounds for any such employment dispute; or that any of the provisions of the Agreement (including the identity of the Buyer) may lead to any employment dispute. As of the date hereof, no formal claims or allegations have been made against any Group Company, or any director or employee for discrimination, sexual or other harassment, or retaliation in respect of any such claims or allegations, in connection with employment with the Group Company nor, to the Management Sellers' Knowledge, are any such claims threatened or pending nor, to the Management Sellers' Knowledge, is there any reasonable basis for such a claim.
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(l)    Each Group Company has over the five last years complied with its obligations to inform and/or consult with employees’ representatives bodies, including any mandatory information and/or consultation of any competent employees’ representative body (including any European and/or group works council) in relation with the proposed Transaction.
2.21    Environment
(a)    To the Management Sellers’ Knowledge, no Group Company has caused pollution of any property in a manner which is reasonably expected to give rise to any order for remedial action or claim under Environmental Laws by an Authority or Third Party.
(b)    Each Group Company has obtained all necessary Permits required under applicable Environmental Laws (the Environmental Permits) from any competent Authority that are required for the conduct of its business or for any activities or operations carried out at the Properties. All such Environmental Permits are in full force and effect.
(c)    Except as disclosed in Schedule Schedule 40, each Group Company is and has been for the previous three years compliant with all applicable Environmental Laws and with the terms of any and all Environmental Permits issued to it.
(d)    To the Management Sellers’ Knowledge, there are no complaints, claims or proceedings pending or threatened, against any Group Company with respect to any breach of or any liability under Environmental Laws or to any violation of Environmental Permits, and there are no facts, matters or circumstances likely to give rise to any such claims or proceedings.
(e)    All Phase 1 environmental site assessment reports covering the Properties, dated within two years before the date of this Agreement, and within the actual possession of the Group Companies are included in Schedule 40 (Reports and audits relating to Environmental Matters).
2.22    no brokers or transaction fees
Except as disclosed in Schedule 2.22, none of the Group Companies has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement.
2.23    Consents and approvals
Except as disclosed in Schedule 2.23, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any person is required to be made or obtained by the Group Companies in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which a Group Company is to be a party and the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents by the Group Companies.

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